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CDW CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT May 17, 2006 CDW Corporation 200 North Milwaukee Avenue Vernon Hills, Illinois 60061

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2006

April 7, 2006

Dear Fellow Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend our 2006 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 17, 2006, at 5:00 p.m. Central Time, at our office located at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045. I believe the Annual Meeting provides an excellent opportunity for you to become better acquainted with our business and our management team. Members of the Board of Directors, management and I look forward to personally greeting those shareholders who are able to attend the Annual Meeting. We have posted directions to the meeting location on our website at www.cdw.com/investor.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our Annual Report to Shareholders is enclosed with these materials.

Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the envelope provided unless you intend to vote by telephone, over the Internet or in person. You may still attend the Annual Meeting even if you have submitted your proxy.

The Board of Directors and I thank you for your continued support and hope you will attend the Annual Meeting.

Sincerely yours,

John A. Edwardson
Chairman and Chief Executive Officer

     CDW CORPORATION
200 North Milwaukee Avenue
Vernon Hills, Illinois 60061
____________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
____________________________________

Date:	May 17, 2006
Time:	5:00 p.m.
Place:	26125 North Riverwoods Boulevard, Mettawa, Illinois 60045
Purpose:	To vote on the following matters:
	Proposal 1:	Election of eleven directors
	Proposal 2:	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as CDW’s independent registered public accounting firm for 2006
	Proposal 3:	Approval of the CDW 2006 Stock Incentive Plan
	Proposal 4:	Approval of an amendment to the CDW Corporation Employee Stock Purchase Plan
Shareholders will also conduct any other business which is properly raised. The Board of Directors is not currently aware of any other proposals or matters to be presented at the meeting.
Record
Date:	March 20, 2006
How to
Vote:	Written Ballot:	Complete and return your proxy card
	Telephone:	Call 1-800-690-6903
	Internet:	Go to www.proxyvote.com
	In Person:	Attend the meeting at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045

     We are pleased to invite you to attend the CDW Corporation Annual Meeting of Shareholders on May 17, 2006. Most shareholders do not attend the meeting in person but vote by returning a proxy card or by using the telephone or Internet. However, as long as you were a shareholder on March 20, 2006, you are invited to attend the meeting.

     Your vote is important. Even if you plan to attend the meeting in person, please vote by signing, dating and returning your proxy card in the envelope provided, calling the toll-free number listed above or logging onto www.proxyvote.com.

Vice President, General Counsel
and Corporate Secretary

TABLE OF CONTENTS

General Information About the Meeting	1
Proposals	4
Proposal 1 — Election of Directors	4
Proposal 2 — Ratification of the Selection of Independent Registered
Public Accounting Firm	8
Proposal 3 — Approval of the CDW 2006 Stock Incentive Plan	9
Proposal 4 — Approval of an Amendment to the CDW Corporation Employee
Stock Purchase Plan	18
Company Information	21
Corporate Governance	21
Board of Directors	21
Audit Committee	21
Compensation and Stock Option Committee	21
Corporate Governance Committee	22
Nominating Committee	22
Shareholder Recommendations of Candidates for the Board of Directors	23
Shareholder Communications with the Board of Directors	23
Director Compensation	23
Stock Beneficially Owned by Directors, Certain Executive Officers and
Our Largest Shareholders	24
Equity Compensation Plan Information	25
Management	26
Employment Related Agreements	28
Certain Arrangements with Other Executive Officers	29
Transitional Compensation Agreements	29
Executive Compensation Protection Plan	29
Executive Compensation	30
Summary Compensation Table	30
Option Grants in 2005	31
2005 Option Exercises and Fiscal Year-End Option Values	31
Section 16(a) Beneficial Ownership Reporting Compliance	31
Report of the Compensation and Stock Option Committee	32
Report of the Audit Committee	36
Stock Performance	37
Shareholder Proposals for the 2007 Annual Meeting	37
Exhibit A – CDW 2006 Stock Incentive Plan	A-1
Exhibit B – Amended CDW Corporation Employee Stock Purchase Plan	B-1

     This proxy statement is being issued on behalf of the Board of Directors in connection with the 2006 Annual Meeting of Shareholders scheduled for May 17, 2006. This proxy statement and accompanying proxy card are first being mailed to shareholders on or about April 7, 2006.

___________________

PROXY STATEMENT
___________________

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

     The purpose of our 2006 Annual Meeting of Shareholders (the “Annual Meeting”) is to vote on the (1) election of directors, (2) ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006, (3) approval of the CDW 2006 Stock Incentive Plan, and (4) approval of an amendment to the CDW Corporation Employee Stock Purchase Plan. In addition, members of the Board of Directors and management will respond to questions from our shareholders.

Why am I receiving this Proxy Statement?

     You are receiving this Proxy Statement because you are entitled to vote at the Annual Meeting. This Proxy Statement is intended to provide you with information on the proposals to be decided at the Annual Meeting and is furnished in connection with the solicitation of proxies by our Board of Directors.

Who is entitled to vote?

     Holders of our Common Stock as of March 20, 2006 may vote at the Annual Meeting. On March 20, 2006, there were 79,663,819 shares of our Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of our Common Stock held on March 20, 2006.

Who can attend the Annual Meeting?

     Only holders of our Common Stock as of March 20, 2006, or their properly appointed proxies, may attend the Annual Meeting. We have posted directions to the meeting location, 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045, on our website at www.cdw.com/investor.

How do I vote?

     If you are a shareholder of record as of March 20, 2006, you can attend the Annual Meeting and vote in person. You can also vote (1) by returning the enclosed proxy card, (2) by telephone at 1-800-690-6903 or (3) over the Internet at www.proxyvote.com. The deadline for voting by telephone or over the Internet is 11:59 p.m. Eastern Time on May 16, 2006.

     If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

What constitutes a quorum?

     We need a quorum at the Annual Meeting in order to vote on each of the proposals and any other business properly brought for vote. A majority of the 79,663,819 shares of our Common Stock issued and outstanding on March 20, 2006 must be represented, in person or by proxy, to have a quorum at the Annual Meeting.

If there is a quorum at the Annual Meeting, what vote is required to approve each proposal?

     Proposal 1: Election of Directors. To elect the director nominees, we will need the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the election of directors.

     Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm. To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006, we will need the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP.

     Proposal 3: Approval of the CDW 2006 Stock Incentive Plan. We will need the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the approval of the CDW 2006 Stock Incentive Plan.

     Proposal 4: Approval of an Amendment to the CDW Employee Stock Purchase Plan. We will need the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the approval of the amendment to the CDW Corporation Employee Stock Purchase Plan.

How does the Board recommend I vote?

  The Board recommends a vote FOR the election of the eleven director nominees.

  The Board recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.

  The Board recommends a vote FOR approval of the CDW 2006 Stock Incentive Plan.

  The Board recommends a vote FOR approval of an amendment to the CDW Corporation Employee Stock Purchase Plan.

How will my shares be voted if I sign, date and return my proxy card?

     If you sign, date and return your proxy card, your shares will be voted as you direct. If you do not indicate how you want your shares voted, your proxy will be voted FOR the election of the eleven director nominees, FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP, FOR the approval of the CDW 2006 Stock Incentive Plan, and FOR the approval of an amendment to the CDW Corporation Employee Stock Purchase Plan.

How will my shares be voted if I sign, date and return my proxy card marked “ABSTAIN”?

     We will treat shares marked “ABSTAIN” as present and entitled to vote on each proposal, but we will not count such shares as votes for or against any proposal. However, to approve a proposal, we need the affirmative vote of a majority of the shares treated as present at the meeting and eligible to vote on the proposal. This means that a vote to “ABSTAIN” with respect to a proposal has the same effect as a vote against the proposal.

How will broker non-votes be treated?

     A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. We will treat broker non-votes as present to determine whether we have a quorum at the Annual Meeting; however, they will not be treated as entitled to vote on the proposals for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether any proposal passes.

How will proxies be voted for any additional matters brought before shareholders at the meeting?

     If any additional matters are properly brought before shareholders at the Annual Meeting, the persons holding the proxies will vote the proxies in accordance with their best judgment. We are currently not aware of any business that will be considered at the meeting other than the four proposals described in this proxy statement.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you can change your vote before the proxy is exercised by (1) voting in person by ballot at the meeting, (2) returning a written revocation or later-dated proxy card or (3) entering a new vote by telephone or over the Internet at any time prior to 11:59 p.m. Eastern Time on May 16, 2006.

     If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how you may change your vote.

Who will count the votes?

     A representative of ADP Investor Communication Services will serve as the inspector of election for the Annual Meeting and will count the votes.

Who pays to prepare, mail and solicit the proxies?

     We pay all of the costs of preparing, mailing and soliciting proxies. We ask brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners of our shares and to obtain authority to execute proxies and we reimburse them for their costs in doing this. Some of our directors, officers and regular coworkers may, without extra compensation, solicit proxies by telephone, e-mail, facsimile, telegraph and personal interview. In addition, we have engaged Georgeson Shareholder Communications Inc. to, among other things, assist in the solicitation of proxies in connection with the Annual Meeting for a fee of $6,500 plus reasonable out-of-pocket expenses for its solicitation services.

Can I elect to receive future proxy statements and annual reports electronically?

     Yes. You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by indicating you would like electronic copies and providing your e-mail address in the space provided on the proxy card. If you vote electronically at www.proxyvote.com, you may elect to receive these materials over the Internet in the future by providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. If you choose to receive future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to receive those materials and vote.

Can I cancel my election to receive materials electronically?

     Yes. If you would like to cancel your election to receive materials electronically, or change your e-mail address or PIN, please go to www.investordelivery.com. You will need your enrollment number and the four-digit PIN which you should have received by e-mail from InvestorDelivery.com. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to www.investordelivery.com.

PROPOSALS

PROPOSAL 1 — ELECTION OF DIRECTORS

     The first proposal to be presented at the Annual Meeting is the election of eleven directors. The Nominating Committee of our Board of Directors has recommended the eleven candidates described below. Unless you direct otherwise, the persons named as proxies on the enclosed proxy card intend to vote in favor of the election of all eleven nominees.

     Each of the eleven nominees currently serves on our Board of Directors. The Board of Directors, acting on the recommendation of its Nominating Committee, appointed Mr. Thomas J. Hansen to the Board of Directors in July 2005.

     The directors elected at the meeting will be elected to serve until the 2007 Annual Meeting of Shareholders. All of the nominees have consented to serve if elected and we have no reason to believe that any of them will be unable to serve. Should any nominee become unable to serve, proxies may be voted for another person designated by our Board of Directors. None of our directors or executive officers are related.

The Board of Directors recommends a vote “FOR” all nominees.

Michelle L. Collins Age: 46 Director since April 1996 Board Committee: Audit (Chair)

Ms. Collins is Managing Director of Svoboda, Collins L.L.C., a private equity firm. From 1992 through December 1997, Ms. Collins was a principal at William Blair & Company, L.L.C. Ms. Collins currently serves on the Board of Directors of Molex, Inc. Ms. Collins is also a director of several private companies and civic organizations. Ms. Collins is a 1982 graduate of Yale University and a 1986 graduate of the Harvard Graduate School of Business.

Casey G. Cowell Age: 53 Director since November 1999 Board Committee: Compensation and Stock Option

Mr. Cowell is Chairman and principal owner of Durandal, Inc., a holding company for several diversified private companies. Previously, Mr. Cowell co-founded U.S. Robotics, one of the world’s leading suppliers of data communications products and systems. He served as Chairman and Chief Executive Officer of U.S. Robotics from its inception in 1976 until its acquisition by 3Com in June 1997. Mr. Cowell is a 1975 graduate of the University of Chicago.

John A. Edwardson Age: 56 Director since January 2001 Chairman

Mr. Edwardson serves as our Chairman of the Board of Directors and Chief Executive Officer. Prior to joining us in January 2001, Mr. Edwardson served as Chairman and Chief Executive Officer of Burns International Services Corporation from 1999 until 2000. Mr. Edwardson previously served as a director (1994-1998), President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation and United Airlines. He currently serves on the Board of Directors of FedEx Corporation. Mr. Edwardson is a 1971 graduate of Purdue University where he earned a Bachelor of Science degree in Industrial Engineering and a 1972 graduate of the University of Chicago where he earned a Masters degree in Business Administration.

Daniel S. Goldin Age: 65 Director since May 2002 Board Committees: Corporate Governance Nominating

Mr. Goldin is Chairman and Chief Executive Officer of The Intellisis Companies: The Intellisis Corporation and The Intellisis Group. These companies focus on high tech consulting and intellectual property development. Previously, as NASA’s longest serving Administrator from 1992-2001, he directly served three U.S. Presidents. Prior to his service to our nation, he served as Vice President and General Manager of TRW Space and Technology Group. He began his career at NASA’s Glenn Research Center working on electric propulsion systems for human interplanetary travel. Mr. Goldin serves on the Board of Directors of Lucent Technologies and the Board of Trustees of the National Geographic Society, and is a Distinguished Fellow at the Council on Competitiveness. Mr. Goldin is a member of the National Academy of Engineering and a Fellow of the American Institute for Aeronautics and Astronautics. He graduated from the City College of New York in 1962 with a Bachelor of Science degree in Mechanical Engineering.

Thomas J. Hansen Age: 57 Director since July 2005 Board Committee: Audit

Thomas J. Hansen is an Executive Vice President of Illinois Tool Works Inc. (ITW), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and is responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. He joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and held several other positions with the company before assuming his current role of Executive Vice President in 1998. Mr. Hansen is a graduate of Northern Illinois University where he earned a Bachelor of Science degree in Marketing in 1971 and a graduate of Governors State University where he earned a Masters of Arts in Business Administration degree in 1978. He also completed classes at Rutgers University’s MBA program. Mr. Hansen is currently involved in Junior Achievement and is a member of the Northern Illinois University’s Executive Club, is Chairman of ITW Better Government Council, and is on the Board of Trustees of MAPI (Manufacturers Alliance).

Donald P. Jacobs Age: 78 Director since November 1999 Board Committees: Audit Corporate Governance (Chair) Nominating (Chair)

Mr. Jacobs is the Gaylord Freeman Distinguished Professor of Banking and Dean Emeritus of the Kellogg School of Management and has been a member of the Kellogg faculty since 1957. He serves on the Board of Directors of ProLogis Trust and Terex Corporation. Mr. Jacobs is a graduate of Roosevelt University where he earned a Bachelor of Arts degree in Economics in 1949 and a graduate of Columbia University where he earned a Master of Arts degree in Economics in 1951 and a Doctorate in Economics in 1956. Mr. Jacobs has received numerous honorary degrees from prestigious national and international universities.

Stephan A. James Age: 59 Director since November 2004 Board Committee: Compensation and Stock Option

Mr. James holds the advisory position of International Chairman of Accenture, a global management consulting, technology services and outsourcing company. In August 2004, he retired from full time employment with Accenture after 36 years with the company. From July 2000 to August 2004, he served as Accenture’s Chief Operating Officer. From November 1999 to June 2000, Mr. James served as the Managing Partner of Accenture’s Resources operating group. From 1997 to October 1999, he was responsible for Accenture’s Financial Services operating group. Mr. James serves on the University of Texas McCombs School of Business Advisory Board. Mr. James is a 1968 graduate of the University of Texas and holds a Bachelor of Arts degree in Business Administration, concentrating in Industrial Management and Labor Relations.

Michael P. Krasny Age: 52 Director since June 1984 Board Committee: Corporate Governance

Mr. Krasny is President of Sawdust Investment Management Corp., a private investment management company exclusively servicing its own investment portfolio. He is our founder and Chairman Emeritus. Mr. Krasny served as Chairman of the Board and our Chief Executive Officer from our inception in 1984 through May 2001 and January 2001, respectively, and served as President from our inception through December 1990. Mr. Krasny is a 1975 graduate of the University of Illinois where he earned a Bachelor of Science degree in Finance.

Terry L. Lengfelder Age: 68 Director since May 2001 Board Committees: Audit Corporate Governance Nominating

Mr. Lengfelder is a retired partner of Andersen (formerly Arthur Andersen LLP), an accounting firm, where he served as a regional managing partner and in various other assignments from 1972 to 1998. Mr. Lengfelder also served as Chairman of the Board of Partners of Andersen Worldwide in 1993 and 1994. He serves on the Board of Directors and as Chairman of Northwest Hospital and Medical Center. Mr. Lengfelder is a 1961 graduate of Washington University with a Bachelor of Science degree in Business Administration.

Susan D. Wellington Age: 47 Director since July 2002 Board Committee: Compensation and Stock Option

Ms. Wellington served as President of U.S. Beverages for The Quaker Oats Company of PepsiCo, a global snack and beverage company, from 1998 through March 2002. She held several marketing positions in the Gatorade division of Quaker, including Vice President of Marketing, U.S. Gatorade, from 1994 through 1997, and Vice President Strategy and Market Development, Worldwide Gatorade, from 1991 through 1994. Ms. Wellington serves on the Board of Trustees and Executive Committee of the Women’s Sports Foundation. Ms. Wellington is a 1981 graduate of Yale University and holds a Bachelor of Arts degree in Math and Economics.

Brian E. Williams Age: 55 Director since January 2000 Board Committee: Compensation and Stock Option (Chair)

Mr. Williams is President and Chief Executive Officer of Element 79 Partners, a full service advertising agency. Prior to joining Element 79 Partners in 2001, Mr. Williams was President of Foote, Cone & Belding Chicago, an advertising firm. Prior to 1998, Mr. Williams was an Executive Vice President at Leo Burnett Company, also an advertising firm. He serves on the Board of Directors of Element 79 Partners and serves on the Board of Trustees of Children’s Memorial Hospital in Chicago, Illinois. Mr. Williams earned his Bachelor of Arts degree from Dartmouth College in 1972 and is a 1975 graduate of Northwestern University’s Kellogg School of Management.

THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” ALL NOMINEES.

     PROPOSAL 2 — RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The second proposal to be presented at the Annual Meeting is the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2006 fiscal year. If the shareholders do not ratify the selection or if PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting or if their appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm.

     PricewaterhouseCoopers LLP has audited our financial statements since March 31, 1992. We expect that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting; they will have the opportunity to make a statement and will be available to respond to appropriate questions.

     In addition to retaining PricewaterhouseCoopers LLP to audit our financial statements, we engage them from time to time to perform other services. The table below shows the total fees billed by PricewaterhouseCoopers LLP for their services to us in 2004 and 2005.

Fee Type	2005	2004
Audit Fees (1)	$1,271,110	$1,342,080
Audit Related Fees (2)	36,500	31,630
Tax Fees	—	—
All Other Fees (3)	1,500	1,500
Total	$1,309,110	$1,375,210
____________________

(1)	Includes the audit of our system of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of benefit plan audits.

(3)	Consists of fee paid for a license to use software relating to accounting rules and regulations.

     The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

     The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for 2006. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE
RECOMMEND A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3 — APPROVAL OF THE CDW 2006 STOCK INCENTIVE PLAN

General

     The Board of Directors is proposing for shareholder approval the CDW 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan was approved by the Board of Directors on March 24, 2006, subject to shareholder approval. The purposes of the 2006 Plan are (1) to align the interests of the shareholders of the Company and the recipients of awards granted under the 2006 Plan and (2) to advance the interests of the Company by attracting, motivating and retaining well-qualified persons by providing such persons with long-term equity-based incentives. If approved by shareholders, all future grants of equity awards to our coworkers will be made under the 2006 Plan.

     If approved by shareholders, 4,660,000 shares of our Common Stock would be available for awards under the 2006 Plan. This number is slightly less than the number of shares that were available, as of March 20, 2006, for awards under the Company’s two current equity compensation plans in which coworkers are eligible to participate, the CDW 2000 Incentive Stock Option Plan (the “2000 Plan”) and the CDW Senior Management Incentive Plan (the “SMIP”). If the 2006 Plan is approved by shareholders, no further equity awards will be permitted to be made under the 2000 Plan or the SMIP. If shareholders do not approve the 2006 Plan, ongoing equity awards will be permitted to be made under the 2000 Plan and the SMIP. In no event, however, will any equity awards be granted out of either the 2000 Plan or the SMIP between March 20, 2006 and the date of the Annual Meeting.

     The Board has adopted stock ownership guidelines that would, if the 2006 Plan is approved by shareholders, become applicable to officers of the Company. These guidelines are more fully described on pages 32-33 in the Report of the Compensation and Stock Option Committee.

Reason for Proposing the 2006 Plan

     The Company currently grants all of its equity awards to coworkers under the 2000 Plan. By its terms, all awards under the 2000 Plan must be in the form of stock options. The Compensation and Stock Option Committee (the “Compensation Committee”) has determined, after consultation with its compensation consultant, that it would be in the best interests of the Company and its shareholders for the Compensation Committee to have the flexibility to grant other types of equity awards, such as restricted stock, to coworkers in addition to stock options. If approved by shareholders, the 2006 Plan would give the Compensation Committee this flexibility, subject to the terms of the 2006 Plan.

     The Company currently has the ability to grant equity awards to coworkers under two plans, the 2000 Plan and the SMIP. For ease of administration, the Compensation Committee has determined that all future equity awards for coworkers should be made under one plan, the 2006 Plan, subject to shareholder approval.

Shares Available for Future Awards and Awards Outstanding

     We currently have three equity compensation plans (other than our Employee Stock Purchase Plan). These plans are the 2000 Plan, the SMIP and the 2004 Non-Employee Director Equity Compensation Plan (the “Director Plan”). As of March 20, 2006, a total of 4,973,857 shares of Common Stock remained available for future issuance under these plans. The following table shows what the breakdown of available shares was as of March 20, 2006:

Total	2000 Plan	SMIP	Director Plan
4,973,857	3,768,331	896,452	309,074

     If the 2006 Plan is approved by shareholders, no further awards will be permitted to be made under the 2000 Plan or the SMIP. Assuming that the 2006 Plan had been approved as of March 20, 2006, the total number of shares available for awards under our equity compensation plans (other than our Employee Stock Purchase Plan) would have been 4,969,074, which is slightly less than the number of shares actually available as of such date. The following table shows what the breakdown of available shares would have been had the 2006 Plan been in effect as of March 20, 2006:

Total	2000 Plan	SMIP	Director Plan	2006 Plan
4,969,074	—	—	309,074	4,660,000

     In no event will any equity awards be granted out of either the 2000 Plan or the SMIP between March 20, 2006 and the date of the Annual Meeting.

     As of March 20, 2006, there were outstanding awards of 9,195,350 stock options, which have a weighted-average exercise price of $39.58 and a weighted-average term of 9.22 years, and 10,400 shares of restricted stock under all of our current and former equity compensation plans (other than our Employee Stock Purchase Plan).

Description of the 2006 Plan

     The following is a summary of the 2006 Plan, which is qualified in its entirety by reference to the text of the 2006 Plan. The 2006 Plan is attached as Exhibit A to this Proxy Statement and incorporated herein by reference.

     Shares Available. The maximum number of shares of Common Stock available for awards under the 2006 Plan is 4,660,000, which is slightly less than the total number of shares available for awards as of March 20, 2006 under the 2000 Plan and the SMIP. If the 2006 Plan is approved by shareholders, no further equity awards will be permitted under the 2000 Plan or the SMIP. The amount of shares available for awards under the 2006 Plan, as well as all other specific share amounts included in this description, is subject to adjustment in the event of a stock split, stock dividend or other similar change in capitalization. If shares of Common Stock subject to an award granted under the 2006 Plan or the 2000 Plan are not issued by reason of the expiration, termination, cancellation or forfeiture of that award, those shares will be available for the grant of new awards under the 2006 Plan.

     Shares of Common Stock delivered upon the exercise of an award granted under the 2006 Plan may be treasury shares, authorized and unissued shares, or a combination thereof.

     Eligibility to Participate. The Compensation Committee may grant awards under the 2006 Plan to officers and other coworkers (and persons expected to become officers and other coworkers) or consultants of the Company or any affiliate of the Company, as it may, in its sole discretion, from time to time select (the “Participants”). As of the date of this Proxy Statement, approximately 4,350 coworkers (which number includes officers) would be eligible to participate in the 2006 Plan. As we have previously disclosed, however, the Compensation Committee determined in 2005 that stock options would no longer be granted to all coworkers on an annual basis. The Compensation Committee determined that stock options would be granted only to coworkers at the manager level and above in 2005 and annually at the Compensation Committee’s discretion. As of the date of this Proxy Statement, there are approximately 346 coworkers at the manager level and above. The Compensation Committee also, however, determined to establish on an annual basis a pool of shares that can be granted as stock options by the Chief Executive Officer to coworkers who would not otherwise receive an option grant in recognition of outstanding performance or significant contribution to the Company.

     Types of Awards That May Be Made Under the 2006 Plan

     Stock Options and Stock Appreciation Rights

     Stock Options. The Compensation Committee will determine which eligible persons will receive grants of stock options under the 2006 Plan and, subject to the limitations described below, will determine the number of shares of Common Stock subject to each stock option grant, the related purchase price per share of Common Stock, the period during which the stock option may be exercised and whether the stock option will become exercisable in cumulative or non-cumulative installments and in part or in full at any time. The Compensation Committee may also establish performance measures or other criteria that need to be satisfied as conditions to the grant of an option or to the exercisability of all or a portion of an option. Prior to the exercise of an option, the holder of such option shall have no rights as a shareholder with respect to the shares subject to such option, including the right to receive dividends or dividend equivalents.

     Stock options granted under the 2006 Plan may be either incentive stock options (“ISOs”) or non-statutory stock options (“NSOs”). An ISO is a stock option granted in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) that is intended by the Compensation Committee to constitute an ISO and may entitle the Participant to favorable tax treatment as described below. An NSO is a stock option that is not an ISO.

     The purchase price per share of Common Stock subject to a stock option granted under the 2006 Plan may not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. The “Fair Market Value” of a share of Common Stock on a given date is the closing transaction price of a share of Common Stock as reported on the Nasdaq Stock Market on that date, or if there are no reported transactions on such date, on the next preceding date for which a transaction was reported; provided, however, that Fair Market Value may be determined by the Compensation Committee by whatever means it, in the good faith exercise of its discretion, deems appropriate.

     On March 31, 2006, the Fair Market Value per share of Common Stock was $58.85.

     Stock Appreciation Rights. The Compensation Committee will determine which eligible persons will receive stock appreciation rights (“SARs”) under the 2006 Plan and, subject to the limitations described below, will determine the number of shares of Common Stock subject to each SAR award, the related base price per share of Common Stock, the period during which the SAR may be exercised, whether the SAR will become exercisable in cumulative or non-cumulative installments and in part or in full at any time, whether the SAR may be settled in shares of Common Stock or cash (or a combination thereof) and whether the SAR is a tandem SAR or a free-standing SAR. A “tandem SAR” is an SAR granted in tandem with, or by reference to, an option (including an NSO granted prior to the date of the SAR), which entitles the Participant to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be restricted stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered. A “free-standing SAR” is an SAR that is not granted in tandem with, or by reference to, an option, which entitles the Participant to receive, upon exercise, shares of Common Stock (which may be restricted stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised. The Compensation Committee may also establish performance measures or other criteria that need to be satisfied as conditions to the grant of an SAR or to the exercisability of all or a portion of an SAR. Prior to the exercise of an SAR, the holder of such SAR shall have no rights as a shareholder with respect to the shares subject to such SAR, including the right to receive dividends or dividend equivalents.

     The base price of a tandem SAR will be the purchase price per share of Common Stock of the related option. The base price of a free-standing SAR will be determined by the Compensation Committee; provided, however, that the base price will not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of that SAR.

     Exercise of a Stock Option or SAR Following Termination of Employment or Service. Unless otherwise provided in the agreement relating to a stock option or SAR granted under the 2006 Plan, the following rules apply in the case of a Participant’s termination of employment with, or service to, the Company:

  If a Participant’s employment with, or service to, the Company terminates by reason of the disability of the Participant, each stock option or SAR granted under the 2006 Plan to the Participant will become fully exercisable and may thereafter be exercised by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (1) the date that is one year after the date of the termination of employment or service or (2) the expiration date of the term of such option or SAR.

  If a Participant retires on or after age 62 and has 10 or more years of continuous service at the time of retirement, each stock option or SAR granted under the 2006 Plan to the Participant (1) will, to the extent not exercisable as of the effective date of the Participant’s retirement, become exercisable in accordance with the vesting provisions set forth in the agreement relating to such option or SAR and (2) upon becoming exercisable may be exercised by such Participant (or such Participant’s legal representative or similar person) until the expiration date of the term of such option or SAR.

  If a Participant’s employment with, or service to, the Company is terminated because of the death of the Participant, each stock option or SAR granted under the 2006 Plan to the Participant will become fully exercisable and may thereafter be exercised by such Participant’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (1) the date that is one year after the date of death and (2) the expiration date of the term of such option or SAR.

  If a Participant’s employment with, or service to, the Company terminates for any other reason, each stock option or SAR granted under the 2006 Plan to the Participant will be exercisable only to the extent exercisable on the date of termination of employment or service and may thereafter be exercised by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (1) the date that is three months after the date of the termination of employment or service or (2) the expiration date of the term of such option or SAR; provided, that if the Participant’s employment with, or service to, the Company is terminated for Cause (as defined in the 2006 Plan), all stock options or SARs granted under the 2006 Plan and held by the Participant will terminate automatically on the effective date of the Participant’s termination of employment or service.

  If a Participant dies during the period of exercisability following termination of employment or service described above, each stock option or SAR granted under the 2006 Plan to the Participant will be exercisable only to the extent exercisable on the date of death and may thereafter be exercised by such Participant’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (1) the date that is one year after the date of death or (2) the expiration date of the term of such option or SAR.

     Noncompetition. If the holder of an option or SAR engages directly or indirectly in a business that competes with the Company at any time prior to one year after the Participant’s termination of employment or service, then (1) all of that Participant’s unexercised options and SARs will be forfeited and (2) the Participant will be required to repay to the Company all Option/SAR Proceeds. The 2006 Plan defines Option/SAR Proceeds as the amount, with respect to any option or SAR which is exercised later than 24 months prior to the date of the Participant’s termination of employment or service with the Company, equal to (x) the difference between (A) the Fair Market Value of a share of Common Stock on the date such option or SAR was exercised and (B) the per share exercise price or base price of such option or SAR, multiplied by (y) the number of shares of Common Stock subject to such option or SAR.

     Stock Awards

     Restricted Stock Awards. The Compensation Committee will determine which eligible persons will receive restricted stock under the 2006 Plan. The Compensation Committee, subject to the limitations described below, will determine the number of shares of Common Stock subject to each restricted stock award and the restriction period and performance period (if any). The Compensation Committee may also establish performance measures or other criteria that need to be satisfied as conditions to the grant of a restricted stock award or to the vesting of all or a portion of a restricted stock award.

     Subject to the terms and conditions of a restricted stock award and unless otherwise set forth in the agreement relating to a restricted stock award, the holder of a restricted stock award will have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, will be deposited with the Company and will be subject to the same restrictions as the shares of Common Stock with respect to which that distribution was made.

     Restricted Stock Unit Awards. The Compensation Committee will determine which eligible persons will receive restricted stock units under the 2006 Plan. The Compensation Committee, subject to the limitations described below, will determine the number of shares of Common Stock subject to each restricted stock unit award and the restriction period and performance period (if any). The Compensation Committee may also establish performance measures or other criteria that need to be satisfied as conditions to the grant of a restricted stock unit award or to the vesting of all or a portion of a restricted stock unit award.

     The agreement relating to a restricted stock unit award shall specify (1) the time at which the award will be settled, (2) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (3) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents and, if determined by the Compensation Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a restricted stock unit award, the holder of such award shall have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to such award.

     Vesting Periods for Restricted Stock Awards and Restricted Stock Unit Awards. The Compensation Committee, in its sole discretion, may determine the terms on which any restricted stock or restricted stock unit award will vest.

     Impact of Termination of Employment or Service on Restricted Stock Awards and Restricted Stock Unit Awards. Unless otherwise provided in the agreement relating to a restricted stock award or a restricted stock unit award granted under the 2006 Plan, the following rules apply in the case of a Participant’s termination of employment with, or service to, the Company:

  If a Participant’s employment with or service to the Company terminates by reason of disability, each restricted stock or restricted stock unit award held by such Participant shall become fully vested, all restrictions on such award shall lapse, and the shares of Common Stock subject to such award shall be issued or delivered to the Participant (or such Participant’s legal representative or similar person).

  If a Participant’s employment with or service to the Company terminates by reason of death, each restricted stock or restricted stock unit award held by such Participant shall become fully vested, all restrictions on such award shall lapse, and the shares of Common Stock subject to such award shall be issued or delivered to the Participant’s executor, administrator, legal representative, beneficiary or similar person.

  If a Participant’s employment with or service to the Company terminates for any reason other than disability or death, each restricted stock or restricted stock unit award held by such Participant that is not vested shall be forfeited as of the date of such termination of employment or service.

     Noncompetition. If the holder of restricted stock or restricted stock units engages directly or indirectly in a business that competes with the Company at any time prior to one year after the Participant’s termination of employment or service, then (1) the unvested portion of each such award will be immediately forfeited and (2) any and all Stock Award Proceeds will be immediately due and payable by the Participant to the Company. The 2006 Plan defines “Stock Award Proceeds” as the amount, with respect to any stock award that became vested later than 24 months prior to the date of the Participant’s termination of employment or service with the Company, equal to (x) the Fair Market Value of a share of Common Stock on the date of vesting multiplied by (y) the number of shares of Common Stock which became vested pursuant to such stock award.

     Performance Criteria. The grant or vesting of a restricted stock award or restricted stock unit award may be subject to performance criteria and objectives established by the Compensation Committee. The 2006 Plan provides that, to the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, such criteria and objectives shall include one or more of the following: operating income, net income, earnings per share, the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, return to shareholders (including dividends), return on equity, return on assets, revenues, market share, cash flow, cost reduction goals or contribution margin, or any combination of the foregoing.

     Administration

     The Compensation Committee will administer the 2006 Plan. It is intended that each member of the Compensation Committee be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.

     The Compensation Committee is authorized to interpret the 2006 Plan and its application and, subject to the terms of the 2006 Plan, to establish rules and regulations as it deems necessary or desirable for the administration of the 2006 Plan. All such interpretations, rules, regulations and conditions are final, binding and conclusive.

     The Compensation Committee is authorized to select eligible persons for participation in the 2006 Plan and, subject to the terms of the 2006 Plan, to determine the form, terms and conditions of each award granted under the 2006 Plan. Each award granted will be evidenced by an agreement setting forth the terms and conditions of such award. The Compensation Committee may impose, incidental to the grant of an award under the 2006 Plan, conditions with respect to the grant.

     The Compensation Committee may, in its sole discretion and for any reason at any time, subject to the requirements of Section 162(m) of the Code and regulations thereunder in the case of an award intended to be qualified performance-based compensation, take action such that (1) any or all outstanding options and SARs shall become exercisable in part or in full, (2) all or a portion of the restriction period applicable to any outstanding restricted stock or restricted stock units shall lapse, (3) all or a portion of the performance period applicable to any outstanding award shall lapse and (4) the performance measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target or any other level.

     The 2006 Plan expressly provides that the Compensation Committee may not, without the approval of shareholders, reprice a previously-granted option or SAR.

     Change in Control

     Upon a Change in Control (as defined in the Plan) in which our shareholders receive shares of common stock that are publicly traded, (1) all outstanding options and SARs granted under the Plan will immediately become fully exercisable, (2) the restriction period applicable to any outstanding restricted stock award or restricted stock unit award will lapse, (3) the performance period applicable to any outstanding award will lapse, (4) the performance measures applicable to any outstanding award will be deemed to be satisfied at the target level or at any other level as determined by the Board of Directors (as constituted prior to such Change of Control) and (5) there will be substituted for each share of Common Stock available under the Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of Common Stock will be converted pursuant to the Change in Control.

     Upon a Change in Control in which our shareholders receive consideration other than shares of common stock that are publicly traded, the Board of Directors, as constituted prior to such Change in Control, may in its discretion require (x) that each outstanding award granted under the Plan will be surrendered to the Company by the holder thereof, and each such award will immediately be cancelled by the Company, and the Participant will receive, within 10 days of the occurrence of a Change in Control, a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to the award, multiplied by the excess, if any, of (1) the greater of (A) the highest per share price offered to shareholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control over (2) the purchase price or base price, if any, per share of Common Stock subject to the award, or (y) that each outstanding award immediately become exercisable or vested in full and that shares of capital stock of the surviving corporation in such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock available under this Plan, whether or not then subject to an outstanding award.

     Limitations on Number of Shares Subject to Awards

     The 2006 Plan provides that, to the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, (1) the maximum number of shares of Common Stock with respect to which options and SARs may be granted during any calendar year to any person shall be 2,000,000, and (2) the maximum number of shares of Common Stock with respect to which restricted stock and restricted stock unit awards subject to performance measures may be granted during any calendar year to any person shall be 1,000,000.

     Non-Transferability; Designation of Beneficiaries

     Except as otherwise set forth in the agreement relating to an award, no award granted under the 2006 Plan may be transferred other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, each award may be exercised during a Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person.

Federal Income Tax Consequences

     The following is a brief overview of the United States federal income tax consequences of participation in the 2006 Plan and should not be relied upon as being a complete description. It does not address the state or local tax aspects of participation in the 2006 Plan.

Stock Options

     Grant of Options. A Participant will not recognize taxable income upon the grant of a stock option under the 2006 Plan.

     Exercise of Non-Qualified Options. A Participant will recognize compensation taxable as ordinary income, and the Company generally will be allowed a corresponding deduction for federal income tax purposes, in an amount equal to the excess of the fair market value, on the date of exercise of an NSO, of the shares of Common Stock acquired over the purchase price paid for the shares.

     Exercise of Incentive Stock Options. A Participant will not recognize any taxable income by reason of exercise of an ISO, and the Company will not be allowed any deduction with respect to the exercise at that time. However, the excess, if any, of the fair market value, at the time of exercise, of the Common Stock acquired upon the exercise over the purchase price for the shares will be included in alternative minimum taxable income and may be subject to the alternative minimum tax.

     Qualifying Disposition of ISO Shares. If a Participant disposes of Common Stock acquired pursuant to the exercise of an ISO two years or more after the date of grant of the ISO and one year or more after the date of transfer of Common Stock to the Participant, the amount, if any, realized in excess of the purchase price for such Common Stock will be treated as long-term capital gain or the amount, if any, by which the purchase price exceeds the amount realized upon the disposition will be treated as a long-term capital loss. The Company will not be entitled to any deduction with respect to a disposition of Common Stock occurring under the circumstances described in this paragraph.

     Disqualifying Disposition of ISO Shares. If a Participant disposes of Common Stock acquired pursuant to the exercise of an ISO within the period ending on the later of two years after the date of grant of the ISO and one year after the date of transfer of Common Stock to the Participant, the Participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the amount, if any, realized in excess of the purchase price for the Common Stock, but only considering the amount realized to the extent it does not exceed the fair market value of the Common Stock on the date of exercise. Any amount realized upon disposition in excess of the fair market value of the Common Stock on the date of exercise will be treated as long-term capital gain if the Common Stock has been held for more than 12 months or as a short-term capital gain if the Common Stock has been held for a shorter period. If the amount realized upon disposition is less than the purchase price for the shares, the excess of the purchase price over the amount realized will be treated as a long-term or short-term capital loss, depending on the holding period of the Common Stock. The Company will not be entitled to any deduction with respect to the amount recognized by the coworker as capital gain.

Stock Appreciation Rights

     A Participant will not recognize taxable income at the time an SAR is granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the Participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered. This amount is deductible by the Company as compensation expense.

Stock Awards

     Restricted Stock Awards. A Participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the Participant makes an election to be taxed at that time. If such election is not made, the Participant will recognize compensation taxable as ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a Participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

     Restricted Stock Units. A Participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the Participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Income Tax Withholding

     The taxable compensation recognized by the Participant upon the exercise of an NSO or SAR, upon the vesting of a restricted stock award or upon the settlement of a restricted stock unit award will be subject to withholding of tax by the Company.

New Plan Benefits

     The awards, if any, that an individual will receive under the 2006 Plan cannot be determined in advance because all awards under the 2006 Plan are made at the discretion of the Compensation Committee.

Effective Date, Amendment and Termination

     If approved by shareholders, the 2006 Plan will be deemed to have been effective as of March 24, 2006, the date of its approval by the Board of Directors. The Board of Directors may amend the 2006 Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Sections 162(m) and 422 of the Code. Nonetheless, the Board of Directors may not increase the number of shares available under the 2006 Plan, effect any change inconsistent with Section 422 of the Code, extend the term of the 2006 Plan or permit the grant of a stock option or SAR having an exercise price or base price less than 100% of Fair Market Value on the date of grant of such award, without shareholder approval. No amendment may impair the rights of a Participant under the 2006 Plan without the Participant’s consent.

     The 2006 Plan will terminate as of the tenth anniversary of its effective date, but may be terminated earlier by our Board of Directors. Termination of the 2006 Plan will not affect the terms or conditions of any award granted under the 2006 Plan prior to the termination date.

     The approval of the 2006 Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT
TO THE CDW CORPORATION EMPLOYEE STOCK PURCHASE PLAN

General

     The Board of Directors is proposing for shareholder approval an amendment (the “Amendment”) to the CDW Corporation Employee Stock Purchase Plan (the “ESPP”). If approved by shareholders, the Amendment would add an additional 500,000 shares of Common Stock to the number of shares authorized for issuance under the ESPP. The ESPP encourages ownership of our Common Stock by our coworkers by permitting them to purchase, subject to the terms and conditions included in the ESPP, a limited number of shares at 95% of their fair market value on the date of purchase. The Board of Directors approved the Amendment on March 24, 2006, subject to shareholder approval.

Reason for Proposing the Amendment

     When first adopted in 2002, 500,000 shares of Common Stock were authorized for issuance under the ESPP. As of March 20, 2006, coworkers have purchased 336,941 shares under the ESPP and 163,059 remain available for purchase under the ESPP. We anticipate that approximately 23,000 shares will be purchased by coworkers under the ESPP between March 20, 2006 and the date of the Annual Meeting, at which time approximately 140,000 shares will remain available for purchase under the ESPP. At current participation levels, we estimate that, in the absence of an amendment to increase the number of shares of Common Stock authorized under the ESPP, all such authorized shares would be purchased by early 2007. If the Amendment is approved, the number of shares available for purchase under the ESPP will be increased by approximately 500,000 to 640,000 shares. This increase in the number of shares available for purchase under the ESPP will enable our coworkers to purchase shares under the ESPP for an additional period of time.

History of the ESPP

     The ESPP was adopted by the Board of Directors on April 2, 2002, was approved by shareholders on May 22, 2002 and became effective July 1, 2002. As permitted by the terms of the ESPP, the Compensation Committee approved amendments to two provisions of the ESPP in 2005 (the “2005 Amendments”). Prior to the 2005 Amendments, shares were purchased under the ESPP at 85% of fair market value on the last day of the purchase period, or at 85% of fair market value as of the first day of the purchase period, whichever price was lower. Following the 2005 Amendments, effective January 1, 2006, shares are purchased under the ESPP at 95% of fair market value as of the last day of the purchase period.

Description of the ESPP

     The following is a description of the terms of the ESPP. This description is qualified in its entirety by reference to the plan document, as proposed to be amended, a copy of which is attached to this Proxy Statement as Exhibit B and incorporated herein by reference.

     Shares Available. As originally approved by shareholders in 2002, 500,000 shares were authorized for issuance under the ESPP, subject to adjustment in the event of certain changes to our capital structure as described in the ESPP. As noted above, 336,941 shares have already been purchased by coworkers under the ESPP and 163,059 remain available for purchase as of March 20, 2006, and it is anticipated that approximately 23,000 additional shares will be purchased by coworkers under the ESPP between March 20, 2006 and the date of the Annual Meeting. If shareholders approve the Amendment, a total of 640,000 shares would be available for purchase under ESPP subject to adjustment in the event of certain changes to our capital structure. This represents an increase of approximately 500,000 shares over the number of shares that would have been available for purchase in the absence of the Amendment. The shares of Common Stock sold under the ESPP may be treasury shares, authorized and unissued shares, shares purchased in the open market or any combination of the foregoing.

     Eligibility. Any coworker of the Company or any of its subsidiaries that adopt the ESPP is eligible to participate in the ESPP as of the first day of any purchase period (as defined below), provided that such coworker has at least 90 days of continuous service with the Company or a subsidiary immediately prior to such date. Notwithstanding anything to the contrary contained in the ESPP, no coworker who owns 5% or more of the total combined voting power or value of all classes of stock of the Company or an affiliate may participate in the ESPP. As of March 20, 2006, approximately 4,000 coworkers (which number includes officers) are eligible to participate in the ESPP.

     Participation and Payroll Deductions. Eligible coworkers may purchase shares of Common Stock under the ESPP through payroll deductions during each purchase period, with amounts accumulated during each purchase period. To participate in the ESPP, an eligible coworker must make a request to the Compensation Committee or its designated agent, at the time and in the manner specified by the Compensation Committee, stating the amount of the requested payroll deduction. The amount of the payroll deduction may not exceed 15%, or a lesser percentage determined by the Compensation Committee, of the coworker’s compensation (before withholding or other deductions) paid during the purchase period by the Company or any of its subsidiaries. The amounts deducted from participants’ pay is reflected in an account maintained on the books and records of the Company. No interest is paid on the amounts credited to these accounts.

     Deduction Changes and Withdrawal. Coworkers may elect to change their rate of payroll deduction at any time. This change becomes effective as of the beginning of the next purchase period following receipt of a new election form. A participant may suspend his or her payroll deductions under the ESPP by giving notice at the time and in the manner prescribed by the Compensation Committee. At the election of the participant, upon suspending his or her payroll deductions, such participant may either receive in cash the entire balance that has accumulated in his or her account through the date of such suspension of participation or have such account balance applied to the purchase of shares of Common Stock at the close of the purchase period. A participant who withdraws from the ESPP may again participate at the start of any subsequent purchase period by filing a new request to participate with the Compensation Committee or its designated agent at the time and in the manner specified by the Compensation Committee.

     Purchase of Shares. Shares of Common Stock will be offered under the ESPP through a series of successive purchase periods, each with a duration of three calendar months. Purchases will occur under the ESPP on the last day of each purchase period. Funds held in a participant’s account on the last day of the purchase period will be used to purchase shares of Common Stock for the participant. Shares will be purchased at 95% of fair market value on the last day of the purchase period. The fair market value of a share of Common Stock on any relevant date under the ESPP will be the closing transaction price of a share of Common Stock as reported on the Nasdaq Stock Market on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported. On March 31, 2006, the fair market value per share of Common Stock was $58.85.

     Purchases are subject to the aggregate limitation on the number of shares that are available under the ESPP and the ESPP limitations applicable to individual participants. The provisions of the ESPP do not impose restrictions upon the resale by holders of Common Stock acquired under the ESPP; however, there is an administrative rule imposing a three-month restriction upon resale. Resale restrictions also are imposed by the terms of our insider trading and confidentiality policies and the provisions of the federal securities laws. In addition, the Compensation Committee has the discretion to require that shares be deposited directly with a broker designated by the Compensation Committee and that the shares be retained with such broker for a designated period of time.

     A participant’s rights under the ESPP are not transferable.

     Limitations on Purchases of Shares. Notwithstanding anything to the contrary in the ESPP, no participant may purchase shares of Common Stock in any calendar year under the ESPP having an aggregate fair market value in excess of $25,000. In addition, no participant may purchase more than 325 shares of Common Stock during any purchase period, subject to adjustment in the event of certain changes to our capital structure as described in the ESPP.

     Termination of Participation. When a participant dies, terminates employment or otherwise ceases to be an eligible coworker under the ESPP, the participant’s participation in the ESPP will terminate immediately. Upon such terminating event, the cash credited to the participant’s account on the date of termination, certificates for the number of full shares of Common Stock held for the participant’s benefit, and the cash equivalent for any fractional share so held, will be delivered to the participant or the participant’s legal representative, as the case may be, as soon as practicable after such terminating event.

     Change in Control. In the event of a change in control of the Company (as defined in the ESPP), the then current purchase period shall cease, and the Compensation Committee, in its sole discretion, will either direct that the cash credited to all participants’ accounts be applied to purchase shares of Common Stock or that such cash be returned to participants, and the ESPP will terminate immediately thereafter.

     Amendment and Termination of the ESPP. The Compensation Committee may amend the ESPP at any time and for any reason; provided, however, that no amendment may (1) materially adversely effect any purchase rights outstanding under the ESPP with respect to the purchase period in which such amendment is to be effected, (2) increase the maximum number of shares of Common Stock that may be purchased under the ESPP, (3) decrease the purchase price for any purchase period below 85% of the fair market value on the first day of such purchase period or the last day of such purchase period, whichever is less, or (4) adversely affect the qualification of the ESPP under Section 423 of the Internal Revenue Code.

     Administration. The ESPP is administered by the Compensation Committee. The Compensation Committee has discretionary authority to interpret the ESPP and to establish rules and regulations relating to the ESPP from time to time and to make all other determinations necessary or advisable for the administration of the ESPP.

     The Board of Directors may terminate the ESPP at any time.

Federal Income Tax Consequences

     The following is a brief summary of the United States federal income tax consequences under the ESPP.

     The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423, an eligible coworker who elects to participate in the ESPP will not realize any taxable income at the time stock is purchased under the ESPP for the coworker.

     If a participant does not dispose of the stock purchased under the ESPP within two years after the last day of the purchase period in which the stock was purchased, then upon the disposition of the stock, the participant will recognize compensation taxable as ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the stock at the time of disposition over the purchase price under the ESPP and (b) 5% of the fair market value of the stock on the last day of the purchase period. The participant’s cost basis in the stock will be increased by the amount of ordinary income recognized by the participant. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the stock is disposed of at a price below the purchase price under the ESPP, the loss will be treated as long-term capital loss. The Company will not be entitled to any deduction with respect to a disposition of the stock occurring under these circumstances.

     If a participant disposes of the stock purchased under the ESPP within two years after the last day of the purchase period in which the stock was purchased, then upon the disposition of the stock, the participant will recognize compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the stock on the last day of the purchase period in which the stock was purchased over the purchase price of the stock under the ESPP (i.e., 5% of the fair market value of the stock on the last day of the purchase period). The participant’s cost basis in the stock will be increased by the amount of ordinary income recognized by such participant. In addition, upon the disposition of the stock, a participant will recognize capital gain or loss equal to the difference between the price at which the stock is disposed of and the cost basis for the stock, as so increased. The Company will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.

     The approval of the amendment to the ESPP requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

     THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” PROPOSAL 4.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board of Directors

     The Board of Directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and other officers. The Board has four standing committees, the principal responsibilities of which are described below. The Board has made an affirmative determination that each of our directors, other than Chairman and Chief Executive Officer John Edwardson, is independent within the meaning of the rules of the Nasdaq Stock Market.

     The Board has adopted Corporate Governance Guidelines, which provide general principles regarding the function of our Board and address matters such as Board membership criteria, conflicts of interest, executive sessions, self-evaluations, stock ownership guidelines and Board committee responsibilities. It has also adopted a Code of Business Conduct and Ethics, which applies to all of our coworkers and board members, and a separate Code of Ethical Conduct, which imposes heightened obligations on our board members, executive officers and other senior financial personnel. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the Code of Ethical Conduct are posted at www.cdw.com/corporategovernance.

     The Board of Directors met eight times in 2005. Each member of the Board of Directors attended more than 75% of the total number of meetings of the Board of Directors and the committees on which he or she served. We encourage, but do not require, our board members to attend annual meetings of shareholders. Nine of the ten board members then in office attended our 2005 Annual Meeting of Shareholders.

Audit Committee

     The Audit Committee monitors the integrity of our financial reporting process and our systems of internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent accountants; directs the scope and monitors the performance of our Business Process Assurance department (internal audit) and provides an avenue of communication among the independent accountants, management, the Business Process Assurance (Internal Audit) department and the Board of Directors. The Audit Committee has the sole authority to appoint, determine funding for and oversee the independent accountants and is responsible for the pre-approval of all services to be provided by the independent accountants. In addition, the Audit Committee reviews our annual audited financial statements, quarterly financial results and earnings releases with management and the independent accountants before they are filed or distributed; oversees the Business Process Assurance department; establishes procedures for handling any complaints received about accounting, internal accounting controls or auditing matters; and has various other related responsibilities. The Board of Directors has adopted an Audit Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

     Michelle Collins (Chair), Thomas Hansen (as of July 2005), Donald Jacobs and Terry Lengfelder are members of the Audit Committee. Each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market. The Board has also determined that Terry Lengfelder is an audit committee financial expert, as such term is defined by the rules of the Securities and Exchange Commission. The Audit Committee met fourteen times in 2005.

Compensation and Stock Option Committee

     The Compensation and Stock Option Committee sets the compensation of our Chief Executive Officer and other executive officers; reviews and approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation; reviews and approves, as requested by management, termination packages for executive officers; provides oversight of management’s decisions concerning the compensation structure and compensation of other members of senior management; reviews incentive compensation and equity-based plans, policies and programs; and reviews trends in management compensation. In addition, the Compensation and Stock Option Committee, together with the Corporate Governance Committee, leads the Board’s succession planning efforts and annual review of our Chief Executive Officer’s performance. The Board of Directors has adopted a Compensation and Stock Option Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

     Casey Cowell, Stephan James, Susan Wellington and Brian Williams (Chair) are members of the Compensation and Stock Option Committee. Each member of the Compensation and Stock Option Committee is independent as independence is defined in the listing standards of the Nasdaq Stock Market. The Compensation and Stock Option Committee met six times in 2005.

Corporate Governance Committee

     The Corporate Governance Committee reviews the size and composition of the Board and its committees; periodically reviews our corporate governance guidelines and practices; reviews director compensation matters; oversees the Board’s program for the orientation of new directors; oversees the Board’s program for the continuing education of directors and recommends to the Board any proposed changes with respect to these matters. In addition, the Corporate Governance Committee leads an annual review of the Board’s performance and effectiveness to facilitate the directors fulfilling their responsibilities and leads, together with the Compensation and Stock Option Committee, the Board’s succession planning efforts and annual review of our Chief Executive Officer’s performance. The Corporate Governance Committee also regularly discusses with our Chief Executive Officer and other members of senior management their views regarding our corporate governance. The Board of Directors has adopted a Corporate Governance Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

     Daniel Goldin, Donald Jacobs (Chair), Michael Krasny and Terry Lengfelder are members of the Corporate Governance Committee. Each member of the Corporate Governance Committee is independent as independence is defined in the listing standards of the Nasdaq Stock Market. The Corporate Governance Committee met three times in 2005.

Nominating Committee

     The Nominating Committee develops criteria for the selection of new directors; assists in identifying, interviewing and recruiting candidates for the Board of Directors; reviews the qualifications (including capability, ability to serve, conflicts of interest, reputation for integrity and other relevant factors) of director candidates; and recommends directors for appointment to Board committees. The Board of Directors has adopted a Nominating Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

     The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

     The Nominating Committee has not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Nominating Committee takes a wide range of factors into account in evaluating the suitability of director candidates, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of our business; education and professional background; and reputation for integrity.

     Daniel Goldin, Donald Jacobs (Chair) and Terry Lengfelder are members of the Nominating Committee. Each member of the Nominating Committee is independent as independence is defined in the listing standards of the Nasdaq Stock Market. The Nominating Committee met one time in 2005.

Shareholder Recommendations of Candidates for the Board of Directors

     The Nominating Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Nominating Committee should do so by submitting the recommendation in writing to our Corporate Secretary at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061. Any recommendation submitted by a shareholder must include the same information concerning the candidate and the shareholder as would be required under our Restated Bylaws if the shareholder were nominating that candidate directly. Those information requirements, together with a more complete description of the process pursuant to which shareholders may recommend director candidates, are available at www.cdw.com/corporategovernance. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

Shareholder Communications with the Board of Directors

     Shareholders wishing to communicate with the Board of Directors, either as a whole or with any individual member, may do so by following the procedures that have been established for such communications by our Board of Directors. These procedures are described at www.cdw.com/corporategovernance.

Director Compensation

     Directors receive an annual cash retainer of $50,000. In addition, under our 2004 Non-Employee Director Equity Compensation Plan (the “2004 Director Plan”), on the date of each annual meeting of shareholders, non-employee directors receive an annual grant of options having a Black-Scholes value of $150,000, as determined on the annual meeting date. Options under the 2004 Director Plan have an exercise price equal to the fair market value of our Common Stock on the date of grant, vest in equal increments on the first five anniversaries of the date of grant and expire 10 years after the date of the grant.

     The 2004 Director Plan also provides that newly elected or appointed non-employee directors receive a one-time grant of 1,000 shares of restricted stock upon becoming a director. Restricted stock granted under the 2004 Director Plan vests on the fifth anniversary of the date of grant.

Stock Beneficially Owned by Directors, Certain Executive Officers and Our Largest Shareholders

     The table below lists the beneficial ownership of our Common Stock by our directors, each executive officer named in the summary compensation table on page 30, our directors and executive officers as a group and each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our Common Stock. Except as otherwise noted below, (1) the information in this table is given as of March 20, 2006, (2) the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them and (3) information with respect to beneficial ownership was received from the respective shareholders.

	Common Stock
	Amount and
	Nature of	Percent of
	Beneficial	Common
Name of Beneficial Owner	Ownership	Stock
Michael P. Krasny (1) (2) (3)	17,697,945	22.2%
Barclays Global Investors NA (4)	8,406,283	10.6%
Capital Research and Management Company, LLP (5)	5,080,940	6.4%
FMR Corporation (6)	4,680,082	5.9%
Michelle L. Collins (7)	91,116	*
Casey G. Cowell (8)	182,659	*
Douglas E. Eckrote (9)	112,299	*
John A. Edwardson (10)	2,018,476	2.5%
Daniel S. Goldin (11)	19,923	*
Thomas J. Hansen (12)	1,000	*
Harry J. Harczak, Jr. (13)	161,345	*
Donald P. Jacobs (14)	44,439	*
Stephan A. James (15)	2,510	*
Barbara A. Klein (16)	53,364	*
Terry L. Lengfelder (17)	32,923	*
James R. Shanks (18)	139,418	*
Susan D. Wellington (19)	22,493	*
Brian E. Williams (20)	50,051	*
All directors and executive officers as a group (18 persons)	20,741,176	25.2%
____________________

*	Less than 1%

(1)	The address for Mr. Krasny is c/o Sawdust Investment Management Corp., 465 Central Avenue, Suite 200, Northfield, IL 60093.

(2)	Includes 39,313 shares owned by Mr. Krasny’s stepson and 2,456,943 shares held in Grantor Retained Annuity Trusts.

(3)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 11,923 shares of Common Stock.

(4)	The address for Barclays Global Investors NA is 45 Fremont Street, San Francisco, CA 94105. The number of shares held for Barclays Global Investors NA, along with various affiliates, was obtained from the holder’s Amendment to its Schedule 13G filing with the Securities and Exchange Commission dated February 10, 2006 which reports ownership as of January 31, 2006.

(5)	The address for Capital Research and Management Company, LLP is 333 South Hope Street, Los Angeles, CA 90071. The number of shares held was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 10, 2006 which reports ownership as of December 30, 2005.

(6)	The address for FMR Corporation is 82 Devonshire Street, Boston, MA 02109. The number of shares held was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2006 which reports ownership as of December 31, 2005.

(7)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 89,116 shares of Common Stock.

(8)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 44,919 shares of Common Stock.

(9)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 85,414 shares of Common Stock.

(10)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 1,858,057 shares of Common Stock.

(11)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 17,923 shares of Common Stock.

(12)	Includes 1,000 shares of restricted stock granted on July 7, 2005 that vest on July 7, 2010.

(13)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 147,625 shares of Common Stock.

(14)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 42,349 shares of Common Stock.

(15)	Includes 1,000 shares of restricted stock granted on November 10, 2004 that vest on November 10, 2009 and options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 1,510 shares of Common Stock.

(16)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 52,364 shares of Common Stock.

(17)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 31,923 shares of Common Stock.

(18)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 123,143 shares of Common Stock.

(19)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 18,493 shares of Common Stock.

(20)	Includes options, exercisable as of March 20, 2006 or within 60 days thereafter, to acquire 44,633 shares of Common Stock.

Equity Compensation Plan Information

     The table below shows information, as of December 31, 2005, regarding securities authorized for issuance under our equity compensation plans. The numbers included in this table have been adjusted to account for all splits in our Common Stock that have occurred since our initial public offering.

	A		B	C
				Number of Securities
				Remaining Available
	Number of			for Future Issuance
	Securities			Under Equity
	to be Issued Upon		Weighted Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options		Outstanding Options	Reflected in Column A)
Equity Compensation Plans Approved by
Shareholders	5,998,012		$ 48.12	4,932,071 (1)
Equity Compensation Plans Not Approved
by Shareholders	4,201,488	(2)(3)	$ 24.18	0
Total	10,199,500	(4)	$ 38.26 (4)	4,932,071 (5)

 ____________________

(1)	Does not include 163,059 shares available under our Employee Stock Purchase Plan (“ESPP”). Under the ESPP, each eligible coworker may purchase up to 325 shares of our Common Stock per quarter. Historically, the purchase price per share was equal to 85% of the lesser of the fair market value of the stock on the first or last business day of the quarterly offering period. As of January 1, 2006, the purchase price is 95% of the fair market value of the stock on the last business day of the quarterly offering period. As a result of this change to the purchase price, the ESPP is not considered a compensation plan for the purposes of this table

(2)	Includes options granted under the CDW Incentive Stock Option Plan (“1993 Plan”), which was adopted at the time of the Company’s initial public offering in May 1993. The 1993 Plan gave our Compensation and Stock Option Committee the authority to grant non-statutory options to coworkers employed with CDW and our subsidiaries. The total number of shares available for awards under the 1993 Plan was 4,200,000, reduced on a share-for-share basis by shares for which options were outstanding under the CDW Director Stock Option Plan. Upon approval by our shareholders of the CDW 2000 Incentive Stock Option Plan (“2000 Plan”) in May of 2000, all future grants under the 1993 Plan were suspended and the shares available for future grants were transferred to the 2000 Plan.

(3)	Includes options granted under the CDW 1996 Incentive Stock Option Plan (“1996 Plan”), which was adopted in November 1996. The 1996 Plan gave our Compensation and Stock Option Committee the authority to grant non-statutory options to directors and coworkers employed with CDW and our subsidiaries. The total number of shares available for awards under the 1996 Plan was 12,000,000. Upon approval by our shareholders of the 2000 Plan in May 2000, all future grants under the 1996 Plan were suspended and the shares available for future grants were transferred to the 2000 Plan.

(4)	This table provides information as of December 31, 2005. As of March 20, 2006, the record date, the number of securities to be issued upon exercise of outstanding options is 9,195,350. These options have a weighted average exercise price of $39.58 and an average term until expiration of 9.22 years.

(5)	This table provides information as of December 31, 2005. As of March 20, 2006, the record date, the number of securities remaining available for further issuance under the Company’s equity compensation plans is 4,973,857. This total is comprised of 3,768,331 shares available for awards under the 2000 Plan, 896,452 shares available for awards under the CDW Senior Management Incentive Plan and 309,074 shares available for awards under the 2004 Non-Employee Director Equity Compensation Plan.

Management

     Listed in the table below are the names, ages and titles of each of our executive officers as of March 20, 2006. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

Name	Age	Position(s)
John A. Edwardson	56	Chairman of the Board and Chief Executive Officer
Harry J. Harczak, Jr.	49	Executive Vice President
James R. Shanks	41	Executive Vice President
Douglas E. Eckrote	41	Senior Vice President – Operations
Barbara A. Klein	51	Senior Vice President and Chief Financial Officer
Dennis G. Berger	41	Vice President – Coworker Services
Christine A. Leahy	41	Vice President, General Counsel and Corporate Secretary
Jonathan J. Stevens	36	Vice President – International and Chief Information Officer

     Mr. Edwardson’s biographical information is provided above as he also serves as a director and is seeking reelection.

     Harry J. Harczak, Jr. serves as our Executive Vice President with responsibility for marketing, product and partner management and business development. Mr. Harczak served as our Chief Financial Officer from May 1994 until January 2002 and Executive Vice President – Sales from January 2002 until January 2006. Mr. Harczak also served as Treasurer from 1998 until January 2002 and Secretary from 2000 until January 2002. Mr. Harczak was appointed our Executive Vice President – Corporate Strategy in June 2001. Prior to joining us, Mr. Harczak was an audit partner in the accounting firm of Coopers & Lybrand L.L.P. where he had worked since 1978. Mr. Harczak currently serves on the Board of Directors of U.S. Cellular

Corporation. He is a 1978 graduate of DePaul University, where he earned a Bachelor of Science degree in Accounting, and a 1995 graduate of the University of Chicago Executive Program, where he earned a Master of Business Administration degree.

     James R. Shanks serves as our Executive Vice President with responsibility for the entire sales organization. Prior to taking on these responsibilities in January of 2006, Mr. Shanks served as Executive Vice President of CDW and President of CDW Government, Inc. since 2001, overseeing public sector and healthcare sales. Mr. Shanks joined us in 1993 as Director of Information Technology, was appointed Vice President – Information Systems in 1996 and served as Chief Information Officer from 1999 until 2001. Prior to joining us, Mr. Shanks was employed by American Hotel Register from January 1985 to August 1993 as Manager of Information Systems. Mr. Shanks is a 1991 graduate of Barat College where he earned a Bachelor of Science degree in Computer Information Systems and a 1996 graduate of Northwestern University’s Kellogg School of Management. Mr. Shanks is a member of the Executive Advisory Committee for the Government Information Technology Executive Council (GITEC).

     Douglas E. Eckrote serves as our Senior Vice President – Operations. Mr. Eckrote joined us in January 1989 and since that time has served as an Account Manager, Sales Manager and Director of Operations. Mr. Eckrote was appointed Vice President – Operations in January 1999, Senior Vice President – Purchasing in April 2001 and Senior Vice President – Purchasing and Operations in October 2001. In January 2006 he became Senior Vice President – Operations. Mr. Eckrote has primary responsibility for customer relations, our warehousing, distribution and technical service functions, and strategy and delivery of CDW services. He is a 1986 graduate of Purdue University where he earned a Bachelor of Science degree in Agricultural Sales and Marketing.

     Barbara A. Klein serves as our Senior Vice President and Chief Financial Officer. Ms. Klein joined us in February 2002 and is responsible for financial planning and analysis, accounting, SEC reporting, budgeting, treasury, tax, risk management, internal audit, investor relations and strategy. Prior to joining us she served as Vice President, Finance and Chief Financial Officer of Dean Foods Company, a food and beverage company. Prior to Dean Foods, Ms. Klein served as Vice President and Corporate Controller for Ameritech Corporation. Additionally, Ms. Klein has held senior management positions at Pillsbury and Sears, Roebuck and Co. and currently serves on the Board of Directors of Corn Products International, Inc. Ms. Klein graduated from Marquette University with a Bachelor of Science degree in Accounting and Finance and earned a Master of Business Administration degree from Loyola University. She is a certified public accountant and member of the American Institute of CPAs, the Illinois Society of CPAs, Chicago Network, Financial Executives Institute and Chicago Finance Exchange.

     Dennis G. Berger serves as our Vice President – Coworker Services. Mr. Berger joined us in September 2005 and is responsible for leading CDW’s programs in coworker learning and development, benefits, compensation, performance management, coworker relations and recruitment. Prior to joining us, he served as Vice President of Human Resources at PepsiAmericas, a beverage company and as a group Vice President of Human Resources in the St. Louis office. Mr. Berger has also held human resources positions of increasing responsibility at Pepsi Bottling Group, Inc., Pepsico, Inc. and GTE Corporation. Mr. Berger graduated from Northeastern University with a Bachelor’s in Business Administration and earned a Master of Business Administration degree from Washington University.

     Christine A. Leahy serves as our Vice President, General Counsel and Corporate Secretary and is responsible for our legal, corporate governance and compliance functions. Ms. Leahy joined us in January 2002. Before joining us, Ms. Leahy served as a corporate partner in the Chicago office of Sidley Austin LLP where she specialized in corporate governance, securities law, mergers and acquisitions and strategic counseling. Ms. Leahy received her undergraduate degree from Brown University in 1986 and her J.D. from Boston College Law School in 1991.

     Jonathan J. Stevens serves as our Vice President – International and Chief Information Officer. Mr. Stevens joined us in June 2001 as our Vice President – Information Technology, was named Chief Information Officer in January 2002 and Vice President – International and CIO in January 2006. In addition to Mr. Stevens’ responsibilities related to the strategic direction of our information technology and e-commerce initiatives, he is now also responsible for the strategic direction of our international business focus including

CDW Canada, Inc. Prior to joining us, Mr. Stevens served as regional technology director for Avanade, an international technology integration company formed through an alliance between Microsoft and Accenture. Previously, Mr. Stevens was a principal with Microsoft Consulting Services and led an IT group for a corporate division of AT&T/NCR. Mr. Stevens is a graduate of the University of Dayton where he earned a Bachelor of Science degree in Computer Information Systems Management.

Employment Related Agreements

     We entered into an employment agreement with John A. Edwardson on January 28, 2001. The agreement provides for Mr. Edwardson to serve as Chief Executive Officer for an initial five-year term. The agreement also includes an evergreen provision, whereby the term is extended by one additional year on each anniversary date of the execution of the agreement (starting with the fourth anniversary date). In 2006, the Board extended Mr. Edwardson’s employment agreement with the Company in accordance with the automatic renewal provision, with the result that the term of Mr. Edwardson’s extended employment agreement would continue through at least January 27, 2008.

     Mr. Edwardson’s agreement states that during his employment, we will nominate him for election as a member of the Board of Directors and, if he is elected, he will be appointed Chairman of the Board. Mr. Edwardson’s agreement called for an initial annual base salary of $600,000, which is subject to annual review by the Compensation and Stock Option Committee and was $730,000 at December 31, 2005. Mr. Edwardson also participates in our Senior Management Incentive Plan.

     Under his employment agreement, Mr. Edwardson received non-qualified stock options to purchase 1,600,000 shares of our Common Stock under our 2000 Plan. The exercise price of these options is $36.625, the fair market value of our Common Stock on the date of grant. Pursuant to the terms of his agreement, one-fifth of these options vested on each of the first five anniversaries of the employment agreement. These options have now vested in full. In addition, Mr. Edwardson was granted a restricted stock award of 100,000 shares of Common Stock that vested in equal annual installments on the first four anniversaries of the date of grant. This restricted stock award also has now vested in full. Mr. Edwardson’s employment agreement also contemplated that he would be granted annually non-qualified stock options to purchase 150,000 shares of our Common Stock, which options would be subject to terms substantially similar to the terms of the options described above. If Mr. Edwardson’s employment is terminated without “Cause” or by Mr. Edwardson for “Good Reason” (as such terms are defined in his employment agreement), one-half of any unexercisable options held by him will immediately become exercisable.

     If the employment agreement is terminated without Cause or by Mr. Edwardson for Good Reason, he is entitled to receive certain accrued obligations through the date of termination and a lump sum cash payment equal to two times the sum of his annual base salary and his average annual bonus. For purposes of the employment agreement, Good Reason includes the failure to elect Mr. Edwardson as Chairman of the Board immediately following each annual meeting of shareholders during the employment period. Such election is possible only if the shareholders re-elect Mr. Edwardson as a member of the Board, and if he is not so re-elected, he will be entitled to terminate the employment agreement for Good Reason and receive the payments described above. The agreement also contains standard non-competition and non-solicitation covenants covering the term of his employment and a period of two years after his employment is terminated.

     We have also entered into a transitional compensation agreement with Mr. Edwardson. In the event of a Change in Control (as defined in the transitional compensation agreement), all unvested stock options, restricted stock and other equity awards to Mr. Edwardson will vest in full, and will remain exercisable for the period provided in the applicable award agreement. If there is a qualifying termination (as defined in the transitional compensation agreement), Mr. Edwardson will receive the following benefits in place of benefits under the employment agreement: (1) payment in a lump sum of an amount equal to 300% of his base salary and his average annual bonus, (2) prorated annual incentive bonus (based on the target bonus under the CDW Senior Management Incentive Plan) through the date of termination, (3) payment of all accrued obligations through the date of termination in a lump sum and (4) the continuation of all welfare benefits and senior executive perquisites for a period of two years or an equivalent lump sum cash payment. If such payments and benefits subject Mr. Edwardson to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Edwardson would be entitled to receive a “gross-up” payment, unless his net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

Certain Arrangements with Other Executive Officers

Transitional Compensation Agreements

     We have also entered into transitional compensation agreements with each of our executive officers (other than Mr. Edwardson). The agreements generally provide that in the event the executive’s employment is terminated without Cause or by the executive for Good Reason within two years after a Change in Control (as such terms are defined in the agreements), the executive will receive the following benefits in lieu of any other severance under any severance plan, policy or arrangement (including the Compensation Protection Plan for Executives described below): (1) payment in a lump sum of an amount equal to 250% of the executive’s base salary and bonus (calculating the amount of the bonus as the higher of (A) the executive’s target bonus during the year in which the Change in Control occurs and (B) the executive’s average bonus for the prior three years), (2) prorated annual incentive bonus (based on the target bonus under the CDW Senior Management Incentive Plan) through the date of termination, (3) payment of all accrued obligations through the date of termination in a lump sum, (4) the continuation of all welfare benefits for a period of two years or an equivalent lump sum cash payment and (5) outplacement services of up to $20,000. If such payments and benefits subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would be entitled to receive a “gross-up” payment, unless the executive’s net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

Compensation Protection Plan for Executives

     We have also adopted a Compensation Protection Plan for Executives in which each of our executive officers (other than Mr. Edwardson) participates. Under this plan, if the executive is terminated without Cause (as defined in the plan), the executive will receive the following benefits: (1) continuation in accordance with our regular payroll practices of the executive’s base salary for two years, (2) payment of 200% of the executive’s bonus which would have been earned if the executive had remained employed by us for the full fiscal year in which the termination date occurs (“Termination Year Bonus”), which payment will be made in two equal installments (on the first and second anniversaries of the executive’s termination date), (3) prorated annual incentive bonus (based on the Termination Year Bonus) through the date of termination, (4) the continuation of medical, dental, accident and life insurance coverage for two years or, if earlier, the date that the executive becomes eligible for each such type of insurance coverage from a subsequent employer and (5) outplacement services of up to $20,000. An executive is required to execute a general release agreement in our favor to receive the foregoing benefits.

     Each executive officer who has entered into a transitional compensation agreement and participates in the Compensation Protection Plan has also entered into a noncompetition agreement.

Executive Compensation

     The table below summarizes the annual and long-term compensation for the last three fiscal years for (1) John A. Edwardson, our Chief Executive Officer, and (2) our next four most highly-compensated executive officers as of December 31, 2005 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long Term Compensation
			Annual Compensation		Awards
					Restricted
				Other Annual	Stock	Securities	All Other
				Compensation	Award(s)	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	Options	($) (1)
John A. Edwardson	2005	$ 730,000	$981,750	—	—	149,950 (2)	$ 5,250
Chairman of the Board and	2004	$ 700,000	$1,315,300	—	—	125,000 (3)	$ 3,000
Chief Executive Officer	2003	$ 675,000	$1,022,900	—	—	150,000	$ 3,870

Harry J. Harczak, Jr.	2005	$ 312,000	$730,655	—	—	37,930	$ 5,250
Executive Vice President	2004	$ 312,000	$875,441	—	—	28,600	$ 3,000
	2003	$ 300,000	$707,875	—		35,000	$ 3,870

James R. Shanks	2005	$ 270,000	$650,657	—	—	28,722	$ 5,250
Executive Vice President	2004	$ 260,000	$815,709	—	—	21,600	$ 3,000
	2003	$ 250,000	$643,485	—	—	24,600	$ 3,870

Douglas E. Eckrote	2005	$ 250,000	$591,300	—	—	25,845	$ 5,250
Senior Vice President	2004	$ 240,000	$758,800	—	—	19,500	$ 3,000
Operations	2003	$ 225,000	$582,500	—	—	22,500	$ 3,870

Barbara A. Klein	2005	$ 270,000	$516,000	—	—	28,722	$ 5,250
Senior Vice President and	2004	$ 260,000	$667,000	—	—	21,400	$ 3,000
Chief Financial Officer	2003	$ 250,000	$460,000	—	—	20,500	$ 3,870
____________________

(1)	Reflects contributions to the account of each of the Named Executive Officers under the CDW Corporation Employees’ Profit Sharing Plan and Trust. The amounts for the 2005 contributions are estimates, as final calculations have not been completed at the date of this Proxy Statement.

(2)	Mr. Edwardson waived his right under his employment agreement to receive options to purchase 150,000 shares of Common Stock and was instead granted options to purchase 149,950 shares of Common Stock. He took this action in connection with the changes to the Company’s compensation structure described in the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on April 29, 2005.

(3)	Mr. Edwardson waived his right under his employment agreement to receive options to purchase 150,000 shares of Common Stock and was instead granted options to purchase 125,000 shares of Common Stock. Mr. Edwardson took this action so additional options could be available for grant to other coworkers of the Company.

Option Grants in 2005

     The table below summarizes stock option grants made in 2005 to the Named Executive Officers.

OPTIONS GRANTS IN 2005

	Individual Grants
		Percent of
	Number of	Total		Market
	Securities	Options		Price		Potential Realizable Value at
	Underlying	Granted	Exercise	on		Assumed Annual Rates of
	Options	Employees	or Base	Grant		Stock Price Appreciation
	Granted	in Fiscal	Price	Date	Expiration	for Option Term
Name	(1)	Year	($/Sh)	($/Sh)	Date	0% ($)	5% ($)	10% ($)
John A. Edwardson	149,950	18.90%	$54.86	$54.86	05/02/2015	$0	$5,173,449	$13,110,535
Harry J. Harczak, Jr.	37,930	4.78%	$54.86	$54.86	05/02/2015	$0	$1,308,629	$3,316,323
James R. Shanks	28,722	3.62%	$54.86	$54.86	05/02/2015	$0	$990,942	$2,511,242
Douglas E. Eckrote	25,845	3.26%	$54.86	$54.86	05/02/2015	$0	$891,682	$2,259,698
Barbara A. Klein	28,722	3.62%	$54.86	$54.86	05/02/2015	$0	$990,942	$2,511,242
____________________

(1)	Options are exercisable at the rate of 20% per year, beginning May 2, 2006. Options become fully exercisable upon a change-in-control of the Company.

2005 Option Exercises and Fiscal Year-End Option Values

     The table below summarizes options exercised during 2005, and unexercised options to purchase our Common Stock held on December 31, 2005 by the Named Executive Officers.

2005 OPTION EXERCISES
AND FISCAL YEAR-END OPTION VALUES

	Shares		Number of
	Acquired		Securities Underlying		Value of Unexercised
	on	Value	Unexercised Options at		In-the-Money Options at
	Exercise	Realized	December 31, 2005 (#)		December 31, 2005 ($) (1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John A. Edwardson	—	—	1,425,000	708,017	$27,748,800	$ 8,869,981
Harry J. Harczak, Jr.	13,984	$ 759,937	113,870	320,459	$ 2,874,141	$ 8,137,108
James R. Shanks	13,984	$ 764,785	95,310	298,211	$ 2,635,288	$ 8,025,545
Douglas E. Eckrote	35,798	$ 1,363,160	63,635	287,283	$ 1,653,961	$ 7,809,638
Barbara A. Klein	—	—	31,800	71,022	$ 154,232	$ 273,127
____________________

(1)	Based on the closing price as reported by the Nasdaq Stock Market of our Common Stock on December 30, 2005 ($57.58), less the respective exercise prices.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require our executive officers and directors and persons who own more than 10% of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Based solely on our review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, we believe that during the year ended December 31, 2005, all persons subject to Section 16(a) were in compliance with all Section 16(a) filing requirements, except Dennis Berger who filed late one Form 4 reporting a purchase of shares of our Common Stock.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee (“the Committee”) is currently comprised of four independent directors.

Purpose

     The purpose of the Committee is (1) to discharge the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers and (2) to review and recommend to the Board of Directors compensation plans, policies and programs intended to attract, retain and appropriately reward coworkers in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders.

Duties, Responsibilities and Authority

     The duties, responsibilities and authority of the Committee are outlined on pages 21-22 under the heading Compensation and Stock Option Committee. In carrying out its duties and responsibilities, the Committee may consult with and receive input from the Company’s Chief Executive Officer, other senior management, experts and consultants as the Committee deems appropriate.

Executive Compensation Policy

     Our executive compensation program is designed to advance the interests of the Company by attracting, motivating and retaining well-qualified executives and other senior managers and to align their interests with those of the Company’s shareholders by providing them with performance-based incentives linked to corporate and personal performance factors. The Committee uses a compensation consultant and compensation surveys in determining the design of the executive compensation program.

     The 2005 executive compensation program was generally consistent with the annual program set by the Committee in previous years. The program has the following defining characteristics:

  Directly links to pay performance

  Focused on retention of high quality executives

  Delivers highly differentiated rewards

  Externally competitive and market-based

  Flexible and balanced in performance orientation

  Straightforward, simple and well communicated

  Anchored in a consistent and logical framework

  Oriented toward delivery of an effective total compensation package

     Among other things, during 2005 the Committee reviewed, in conjunction with a compensation consultant and senior management, trends in executive compensation, including stock ownership guidelines for executives, the Company’s competitive landscape and the Company’s long-term incentive plan. Based upon this review, the Committee:

  Recommended that the Board of Directors adopt a new long-term incentive plan that would give the Committee more flexibility in designing long-term incentive awards for senior management of the Company.

  Recommended that the Board of Directors implement stock ownership guidelines for officers of the Company to be effective upon shareholder approval of the proposed 2006 Plan. The recommended stock ownership guidelines will further align senior management’s interests with the interests of the Company’s shareholders. The guidelines would require equity interests held by officers to be at the following levels within a five-year time frame: (1) six times base salary for the Chief Executive Officer; (2) five times base salary for the Chief Operating Officer or

President; (3) four times base salary for an Executive Vice President; (4) three times base salary for other Executive Committee members; and (5) one times base salary for all other officers. Many officers of the Company, including the Chief Executive Officer and the Company’s two Executive Vice Presidents, have already met or exceeded these guidelines.

  Due to the required expensing of stock options, determined that the Committee would not continue to grant stock options to all coworkers on an annual basis. The Committee determined that stock options would be granted only to coworkers at the manager level and above in 2005 and annually at the Committee’s discretion. However, the Committee determined to establish on an annual basis a pool of shares that can be granted as stock options by the Chief Executive Officer to coworkers who would not otherwise receive an option grant in recognition of outstanding performance or significant contribution to the Company. The Committee also accelerated the vesting on outstanding stock options held by coworkers at the Manager level and below and determined that all coworkers would be eligible for an additional discretionary profit sharing contribution to the CDW Corporation Employees’ Profit Sharing Plan.

  Reviewed and revised the comparison group (the “Peer Companies”) for its study of executive compensation in the market. The group includes certain direct competitors where data is publicly available, companies with whom we compete for executive talent, companies of similar size, and companies headquartered in the Chicago metropolitan area. The Peer Companies included some of the companies utilized in the Stock Performance Graph that the Committee determined were appropriate for compensation comparison purposes.

  Reviewed Company performance against the Peer Companies, validating and confirming the Company’s achievement of above-market growth.

  Recommended to the Board of Directors that Mr. Edwardson’s employment agreement with the Company be extended in accordance with the automatic renewal provision, with the result that the term of Mr. Edwardson’s extended employment agreement would continue through at least January 27, 2008.

Components of Executive Compensation

     The three primary components of the Company’s executive compensation program are:

1.	base salary;

2.	annual cash incentive awards; and

3.	long-term equity incentive awards.

     Base Salary. Base salaries for executive officers of the Company reflect their past and expected future performance and market conditions. Generally, base salaries for executive roles are targeted at approximately the 50th percentile among Peer Companies. For 2005, base salaries for executive officers were generally increased moderately, where appropriate, based on performance.

     Annual Cash Incentive Awards. The annual cash incentive element of the Company’s executive compensation program is comprised of two types of annual cash incentive awards: an annual incentive award under the CDW Senior Management Incentive Plan (the “SMIP”) and an annual personal performance bonus. The Company’s annual cash incentive awards have been designed to provide opportunities for awards that will place executive total cash compensation (base salary plus annual cash incentive awards) at approximately the 75th percentile among the Peer Companies, provided that the Company and the executive achieve pre-established performance targets that are based upon above-market growth expectations.

     Annual incentive awards under the SMIP are based upon achievement of certain pre-established performance targets. For those SMIP participants whose responsibilities during 2005 were primarily at the corporate level, SMIP bonuses for 2005 were based on the attainment of a target related to growth in operating income that exceeded market growth expectations. For those SMIP participants whose responsibilities during 2005 were primarily at the business segment level, SMIP bonuses for 2005 were based on the attainment of targets related both to growth in operating income that exceeded market growth expectations and to contribution margin, defined as gross profit less payroll expense, measured at the business segment level. Operating income is used as a target to emphasize consolidated corporate performance. Contribution margin is used as a target to emphasize the accountability of business segment executives for business segment performance. For 2005, based upon operating income and contribution margin results, annual incentive awards under the SMIP were paid somewhat below target levels even though overall Company performance exceeded market growth rates.

     Annual personal performance bonuses are based upon achievement of certain pre-established individual performance goals, as well as other business factors that the Committee deems relevant to attainment of the Company’s overall financial goals and strategic vision.

     Long-Term Incentive Awards. The long-term incentive element of the Company’s executive compensation program consists of the grant of stock options to the Company’s executives and other senior managers. Stock options are granted to the executive officers with an exercise price equal to 100% of the fair market value of the common stock of the Company as of the date of grant. For the 2005 compensation year, the Company’s long-term incentive program was designed to provide opportunities at approximately the 75th percentile among the Peer Companies, underscoring the emphasis on longer-term results that the Committee believes is appropriate for executives.

     Lack of Perquisites. The Company does not provide to its executive officers many of the perquisites that are often provided at other companies, such as:

  Participation in a supplemental executive retirement plan

  Company matching contributions into a deferred compensation plan

  Automobile allowance or car and driver

  Country club memberships

  Corporate aircraft

  Corporate apartment

  Financial planning services

  Tax return preparation

Compensation of the Chief Executive Officer

     Based upon his performance, the Committee set Mr. Edwardson’s base salary at $730,000 for 2005, which was a 4.3% increase from 2004. In addition, the Committee set Mr. Edwardson’s 2005 target award under the SMIP as well as his individual performance goals to provide Mr. Edwardson with the opportunity for total cash compensation at approximately the 75th percentile among the Peer Companies, provided that the Company and Mr. Edwardson achieve the pre-established performance targets that are based upon above-market growth expectations. Mr. Edwardson earned total annual cash incentive awards of $981,750 in 2005. This amount represents a bonus payment under the SMIP at 92.5% of target based upon the Company’s operating income results and a personal performance bonus based upon Mr. Edwardson’s positive achievement of his individual performance goals. In addition, Mr. Edwardson’s employment agreement calls for him to receive an annual grant of 150,000 options with an exercise price equal to 100% of the fair market value of the common stock of the Company as of the date of grant.

     The following table sets forth information with regard to Mr. Edwardson’s 2005 compensation that would be included in the summary compensation table under the Securities and Exchange Commission’s recently proposed rules regarding executive compensation disclosure:

Total Value of Compensation Received	$4,609,577
Base Salary	$730,000
Annual Cash Incentive Awards	$981,750
Stock Options Granted (1)	$2,810,063
Company Match and Profit Sharing under 401(k) (2)	$5,250
Earnings Credit on Deferred Compensation (3)	$82,514
____________________

(1)	The dollar value of the option grant shown above is equal to its grant date fair value, computed in accordance with FAS 123(R). Pursuant to the terms of Mr. Edwardson’s employment agreement with the Company, Mr. Edwardson received stock options to purchase 149,950 shares of the Company’s common stock at an exercise price of $54.86, which stock options will vest 20% per year over five years and have a ten year term. The actual amount ultimately realized by Mr. Edwardson from the option grant will be based upon any increase in the price of the Company’s common stock over the exercise price.

(2)	Mr. Edwardson is eligible for Company match and profit sharing under the CDW Corporation Employees’ Profit Sharing Plan on the same basis as all Company coworkers. The amount for the 2005 contribution is an estimate, as final calculations have not been completed at the date of this Proxy Statement.

(3)	The Company does not match Mr. Edwardson’s contributions to the CDW Deferred Compensation Plan, but Mr. Edwardson’s deferred compensation account is credited with gains and losses measured by the rate of return on investment options selected by Mr. Edwardson and offered under the Plan. Mr. Edwardson previously deferred a portion of his earned compensation under the Plan.

Policy Regarding Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally structures the performance-based portion of the compensation of its executive officers under the SMIP in a manner intended to comply with this provision so that such amounts will be deductible to the Company. However, there may be circumstances when the Company determines to forgo any or all of the tax deduction to further the long-term interests of our shareholders.

COMPENSATION AND STOCK OPTION COMMITTEE

Casey G. Cowell
Stephan A. James
Susan D. Wellington
Brian E. Williams

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of four independent directors. Its duties and responsibilities are set forth in a written charter that is available on www.cdw.com/corporate governance.

     In the course of fulfilling its responsibilities during fiscal year 2005, the Audit Committee has:

  reviewed and discussed with management the audited financial statements for the year ended December 31, 2005;

  provided advice to management regarding CDW’s system of internal control over financial reporting in connection with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations and received reports from management and PricewaterhouseCoopers LLP (the “Independent Auditor”) regarding the progress of the documentation, testing and evaluation through periodic updates;

  discussed with representatives of the Independent Auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

  received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended;

  discussed with the Independent Auditor its independence from the Company and management; and

  considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence.

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE

Michelle L. Collins
Thomas J. Hansen
Donald P. Jacobs
Terry L. Lengfelder

Stock Performance

     The following stock performance graph compares cumulative total shareholder return on our Common Stock with the cumulative total return for (1) the S&P Midcap 400 Index and (2) our Peer Group for the period commencing December 31, 2000 and ending December 31, 2005 where $100 was invested on December 31, 2000. Our Peer Group consists of GTSI Corp., Insight Enterprises, Inc., PC Connection, Inc., PC Mall, Inc. and Zones, Inc.

     Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
CDW Corporation	$100	$193	$157	$208	$241	$210
S&P Midcap 400 Index	$100	$ 99	$ 85	$115	$134	$151
Peer Group	$100	$144	$ 60	$123	$142	$117

Shareholder Proposals for the 2007 Annual Meeting

     If you would like to submit a proposal for inclusion in our proxy soliciting material for the 2007 Annual Meeting of Shareholders, you must submit your proposal, in writing, by December 7, 2006. You must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities Exchange Act of 1934 in order for us to consider including your proposal in the 2007 Proxy Statement.

     Shareholder proposals that are intended to be presented at our 2007 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at the mailing address below between January 16, 2007 and February 15, 2007. Such proposals must contain the information required by our by-laws which are posted on www.cdw.com/corporategovernance.

     All shareholder proposals should be directed to our Corporate Secretary at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061.

Exhibit A

CDW 2006 STOCK INCENTIVE PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the 2006 Stock Incentive Plan (the “Plan”) of CDW Corporation, an Illinois corporation (the “Company”), are (i) to align the interests of the Company’s shareholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting, motivating and retaining officers, other employees and consultants and (iii) to motivate such persons to act in the long-term best interests of the Company and its shareholders.

1.2 Administration. This Plan shall be administered by a committee (the “Committee”) designated by the Board of Directors of the Company (the “Board”) consisting of two or more members of the Board. It is intended that each member of the Committee be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

     The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan (“Participants”) and determine the form, amount and timing of each award granted under the Plan, including the number of shares of Common Stock subject to the award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements of Section 162(m) of the Code and regulations thereunder in the case of an award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding restricted stock or restricted stock units shall lapse, (iii) all or a portion of the performance period applicable to any outstanding award shall lapse and (iv) the performance measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target or any other level. Notwithstanding anything in this Plan to the contrary and subject to Section 4.7, without the approval of shareholders, the Committee will not amend or replace any previously granted option or SAR in a transaction that constitutes a “repricing,” as such term is used in the listing rules promulgated by The Nasdaq Stock Market, Inc. (or such other exchange on which the Common Stock is listed).

     The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the grant, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive. Each award shall be evidenced by a written agreement (an “Agreement”) setting forth the terms and conditions of such award.

     To the extent permitted by applicable law, the Committee may delegate some or all of its power and authority hereunder to the Board or the Chairman of the Board and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the Chairman of the Board and Chief Executive Officer or other executive officer of the Company with regard to the grant of an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding and (ii) the Committee may not delegate its power and authority to the Chairman of the Board and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer or other person.

     No member of the Board or Committee, and neither the Chairman of the Board and Chief Executive Officer nor other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chairman of the Board and Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s Articles of Incorporation and/or By-Laws, and under any directors’ and officers’ liability insurance that may be in effect from time to time.

     A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.3 Eligibility. Participants in this Plan shall consist of such officers and other employees, persons expected to become officers and other employees, and consultants of the Company or any of its Affiliates as the Committee in its sole discretion may select from time to time. For purposes of this Plan, the term “Affiliate” shall mean any entity that together with the Company is considered a single employer pursuant to Section 414(b) or 414(c) of the Code; provided, however, that for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code and the trades or businesses that are under common control under Section 414(c) of the Code, all references to “at least 80 percent,” as they apply to such sections, shall instead be to “at least 20 percent.” For purposes of this Plan, all references to employment shall also mean an agency relationship with the Company and references to employment by the Company shall also mean employment by an Affiliate. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

1.4 Shares Available. Subject to adjustment as provided in Section 4.7, 4,660,000 shares of the common stock, par value $0.01 per share, of the Company (“Common Stock”) shall be available for grants of awards under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding awards. To the extent that shares of Common Stock subject to an outstanding award granted under this Plan or the CDW 2000 Incentive Stock Option Plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award (other than by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of an award, or to satisfy all or a portion of the tax withholding obligations relating to an award), then such shares of Common Stock shall again be available under this Plan.

     Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

     To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, (i) the maximum number of shares of Common Stock with respect to which options and SARs may be granted during any calendar year to any person shall be 2,000,000, subject to adjustment as provided in Section 4.7 and (ii) the maximum number of shares of Common Stock with respect to which restricted stock and restricted stock unit awards subject to performance measures may be granted during any calendar year to any person shall be 1,000,000, subject to adjustment as provided in Section 4.7.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Grants of Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option shall be a “Non-Statutory Stock Option.” An Incentive Stock Option may not be granted to any person who is not an employee of the Company or any subsidiary (as defined in Section 424 of the Code). An “Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, and is intended by the Committee to constitute an Incentive Stock Option. Each Incentive Stock Option shall be granted within ten years of the date this Plan is adopted by the Board. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Non-Statutory Stock Options. “Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on The Nasdaq Stock Market on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported; provided, however, that Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

2.2 Terms of Stock Options. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

     (a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary as defined in Section 424 of the Code) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

     (b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten years after its date of grant and provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish performance measures or other criteria which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock. Prior to the exercise of an option, the holder of such option shall have no rights as a shareholder with respect to the shares subject to such option, including the right to receive dividends or dividend equivalents.

     (c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock (for which the optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) to the extent permitted by applicable law, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (D) to the extent expressly authorized by the Committee, through a cashless exercise arrangement with the Company; or (E) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3 Stock Appreciation Rights. The Committee may, in its discretion, grant stock appreciation rights (“SARs”) to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a tandem SAR or a free-standing SAR. A “tandem SAR” is an SAR granted in tandem with, or by reference to, an option (including a Non-Statutory Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be restricted stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered. A free-standing SAR is an SAR that is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be restricted stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised. SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

     (a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a free-standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

     (b) Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that (i) no SAR shall be exercised later than ten years after its date of grant and (ii) no tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a tandem SAR, only with respect to whole shares of Common Stock and, in the case of a free standing SAR, only with respect to a whole number of SARs. The Agreement relating to an SAR shall specify whether such SAR may be settled in shares of Common Stock or cash or a combination thereof. If an SAR is exercised for shares of restricted stock, a certificate or certificates representing such restricted stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the Participant in book entry form with restrictions on the shares duly noted, and the Participant shall have such rights of a shareholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of an SAR in shares of Common Stock, the holder of such SAR shall have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to such SAR, including the right to receive dividends or dividend equivalents.

     (c) Method of Exercise. A tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the tandem SAR and (iii) by executing such documents as the Company may reasonably request. A free-standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.

2.4 Non-Competition. In the event that a Participant engages, directly or indirectly (through any person, firm, corporation, partnership or other enterprise, or as an officer, director, stockholder, partner, investor, employee or consultant thereof, or otherwise), in any Business (as defined herein) at any time prior to one year after the termination of such Participant’s employment or service with the Company or any of its Affiliates: (i) any and all unexercised options and SARs shall be forfeited and (ii) any and all Option/SAR Proceeds (as hereinafter defined) shall be immediately due and payable by the Participant to the Company. For purposes of this Section, “Business” shall mean any business conducted or planned by the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates is conducting such business or plans to conduct such business if the Participant, while employed by or providing services to the Company or any of its Affiliates, was involved in such business or had knowledge of such business. For purposes of this Section, “Option/SAR Proceeds” shall mean, with respect to any option or SAR which is exercised later than 24 months prior to the date of the Participant’s termination of employment or service with the Company (x) the difference between (A) the Fair Market Value of a share of Common Stock on the date such option or SAR was exercised and (B) the per share exercise price or base price of such option or SAR, multiplied by (y) the number of shares of Common Stock subject to such option or SAR. The remedy provided by this Section shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Participant in respect of a breach by the Participant of any duty or obligation to the Company.

2.5 Termination of Employment or Service.

     (a) Disability. Subject to paragraph (e) below and unless otherwise specified in the Agreement relating to an option or SAR, if a Participant’s employment with or service to the Company terminates by reason of Disability, each option or SAR held by such Participant shall be fully exercisable and may thereafter be exercised by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (i) the date which is one year after the effective date of such Participant’s termination of employment or service and (ii) the expiration date of the term of such option or SAR. For purposes of this Plan, “Disability” shall mean the inability of a Participant substantially to perform such Participant’s duties and responsibilities for a continuous period of at least six months.

     (b) Retirement. Subject to paragraph (e) below and unless otherwise specified in the Agreement relating to an option or SAR, if a Participant’s employment with or service to the Company terminates by reason of retirement on or after age 62 after a minimum of 10 years of continuous employment with or service to the Company (“Retirement”), each option or SAR held by such Participant (i) shall, to the extent not exercisable as of the effective date of the Participant’s retirement, become exercisable in accordance with the vesting provisions set forth in the Agreement relating to such option or SAR and (ii) upon becoming exercisable may be exercised by such Participant (or such Participant’s legal representative or similar person) until the expiration date of the term of such option or SAR.

     (c) Death. If a Participant’s employment with or service to the Company terminates by reason of death, each option or SAR held by such Participant shall be fully exercisable and may thereafter be exercised by such Participant’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the expiration date of the term of such option or SAR.

     (d) Other Termination. Subject to paragraph (e) below and unless otherwise specified in the Agreement relating to an option or SAR, if a Participant’s employment with or service to the Company terminates for any reason other than Disability, Retirement or death or for Cause, each option or SAR held by such Participant shall be exercisable only to the extent that such option or SAR is exercisable on the effective date of such Participant’s termination of employment or service and may thereafter be exercised by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (i) the date which is three months after the effective date of such Participant’s termination of employment or service and (ii) the expiration date of the term of such option or SAR. For purposes of this Plan, “Cause” shall mean (1) the commission of a criminal act, fraud, gross negligence or willful misconduct against, or in derogation of, the interests of the Company; (2) divulging confidential information regarding the Company; (3) interference with the relationship between the Company and any major supplier or customer; or (4) the performance of any similar action that the Committee, in its sole discretion, may deem to be sufficiently injurious to the interests of the Company to constitute cause for termination.

     (e) Termination of Employment - Incentive Stock Options. Unless otherwise specified in the Agreement relating to an option, if the employment with the Company of a holder of an Incentive Stock Option terminates by reason of Permanent and Total Disability (as defined in Section 22(e)(3) of the Code), each Incentive Stock Option held by such optionee shall be exercisable to the extent set forth in Section 2.5(a), and may thereafter be exercised by such optionee (or such optionee’s legal representative or similar person) until and including the earlier to occur of (i) the date which is one year after the effective date of such optionee’s termination of employment and (ii) the expiration date of the term of such option.

     Unless otherwise specified in the Agreement relating to an option, if the employment with the Company of a holder of an Incentive Stock Option terminates for any reason other than Permanent and Total Disability or death or for Cause, each Incentive Stock Option held by such optionee shall be exercisable to the extent set forth in Section 2.5(a), Section 2.5(b) or Section 2.5(d), as applicable, and may thereafter be exercised by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (i) the date which is three months after the effective date of such optionee’s termination of employment and (ii) the expiration date of the term of such option.

     (f) Death Following Termination of Employment or Service. Unless otherwise specified in the Agreement relating to an option or SAR, if a Participant dies during the period set forth in Section 2.5(a), Section 2.5(b), Section 2.5(d), if any, or Section 2.5(e) , each option or SAR held by such Participant shall be exercisable only to the extent that such option or SAR is exercisable on the date of such Participant’s death and may thereafter be exercised by such Participant’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the expiration date of the term of such option or SAR.

     (g) Cause. Notwithstanding anything to the contrary in this Plan or in any Agreement relating to an option or SAR, if the employment with or service to the Company of the holder of an option or SAR is terminated by the Company for Cause, each option or SAR held by such Participant shall terminate automatically on the effective date of such Participant’s termination of employment or service.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant stock awards to such eligible persons as may be selected by the Committee. The Agreement relating to a stock award shall specify whether the stock award is a restricted stock award or a restricted stock unit award.

3.2 Terms of Restricted Stock Awards. Restricted stock awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

     (a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a restricted stock award and the restriction period, performance period (if any) and performance measures (if any) applicable to a restricted stock award shall be determined by the Committee.

     (b) Vesting and Forfeiture. The Agreement relating to a restricted stock award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified restriction period and (ii) if specified performance measures (if any) are satisfied or met during a specified performance period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified restriction period or (y) if specified performance measures (if any) are not satisfied or met during a specified performance period.

     (c) Stock Issuance. During the applicable restriction period, the shares of restricted stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a restricted stock award shall be registered in the Participant’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 4.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the restricted stock award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the restricted stock award in the event such award is forfeited in whole or in part. Upon termination of any applicable restriction period (and the satisfaction or attainment of applicable performance measures), subject to the Company’s right to require payment of any taxes in accordance with Section 4.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

     (d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a restricted stock award, and subject to the terms and conditions of a restricted stock award, the holder of such award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3 Terms of Restricted Stock Unit Awards. Restricted stock unit awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

     (a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a restricted stock unit award and the restriction period, performance period (if any) and performance measures (if any) applicable to a restricted stock unit award shall be determined by the Committee.

     (b) Vesting and Forfeiture. The Agreement relating to a restricted stock unit award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such restricted stock unit award (i) if the holder of such award remains continuously in the employment of the Company during the specified restriction period and (ii) if specified performance measures (if any) are satisfied or met during a specified performance period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified restriction period or (y) if specified performance measures (if any) are not satisfied or met during a specified performance period.

     (c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a restricted stock unit award shall specify (i) the time at which the award shall be settled, (ii) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (iii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a restricted stock unit award, the holder of such award shall have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to such award.

3.4 Termination of Employment or Service.

     (a) Disability. Unless otherwise specified in the Agreement relating to a stock award, if a Participant’s employment with or service to the Company terminates by reason of Disability, each stock award held by such Participant shall become fully vested, all restrictions on such award shall lapse, and the shares of Common Stock subject to such award shall be issued or delivered to the Participant (or such Participant’s legal representative or similar person).

     (b) Death. If a Participant’s employment with or service to the Company terminates by reason of death, each stock award held by such Participant shall become fully vested, all restrictions on such award shall lapse, and the shares of Common Stock subject to such award shall be issued or delivered to the Participant’s executor, administrator, legal representative, beneficiary or similar person.

     (c) Other Termination. Unless otherwise specified in the Agreement relating to a stock award, if a Participant’s employment with or service to the Company terminates for any reason other than Disability or death, each stock award held by such Participant that is not vested shall be forfeited as of the date of such termination of employment or service.

3.5 Performance-Based Stock Awards. The grant or vesting of a restricted stock award or restricted stock unit award may be subject to performance criteria and objectives established by the Committee. To the extent necessary for an award to be qualified as performance-based compensation under Section 162(m) of the Code and the regulations thereunder, such criteria and objectives shall include one or more of the following: operating income, net income, earnings per share, the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, return to shareholders (including dividends), return on equity, return on assets, revenues, market share, cash flow, cost reduction goals or contribution margin, or any combination of the foregoing.

3.6 Non-Competition. In the event that a Participant engages, directly or indirectly (through any person, firm, corporation, partnership or other enterprise, or as an officer, director, stockholder, partner, investor, employee or consultant thereof, or otherwise), in any Business (as defined in Section 2.4) at any time prior to one year after the termination of such Participant’s employment or service with the Company or any of its Affiliates: (i) any and all unvested shares subject to each stock award held by such Participant shall be forfeited and (ii) any and all Stock Award Proceeds (as hereinafter defined) shall be immediately due and payable by the Participant to the Company. For purposes of this Section, “Stock Award Proceeds” shall mean, with respect to any stock award that became vested later than 24 months prior to the date of the Participant’s termination of employment or service with the Company (x) the Fair Market Value of a share of Common Stock on the date of vesting multiplied by (y) the number of shares of Common Stock which became vested pursuant to such stock award. The remedy provided by this Section shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Participant in respect of a breach by the Participant of any duty or obligation to the Company.

IV. GENERAL

4.1 Effective Date and Term of Plan. This Plan shall be effective as of the date the Plan is approved by the Board, subject to approval of the Plan by the shareholders of the Company at the Company’s 2006 annual meeting. This Plan shall terminate as of the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

     Awards hereunder may be granted at any time prior to the termination of this Plan, provided that no award may be granted later than 10 years after the effective date of this Plan. In the event that this Plan is not approved by the shareholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect. Upon the effective date of this Plan, no further awards shall be granted under the CDW 2000 Incentive Stock Option Plan or the CDW Senior Management Incentive Plan.

4.2 Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code and the rules of the Nasdaq Stock Market; provided, however, that no amendment shall be made without shareholder approval if such amendment would (a) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 4.7), (b) effect any change inconsistent with Section 422 of the Code, (c) extend the term of this Plan or (d) permit the granting of a stock option or SAR having a purchase price or base price per share of Common Stock of less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such award. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

4.3 Agreement. No award shall be valid until an Agreement is authorized and issued by the Company and accepted by the recipient of the award, and thereupon such award shall be effective as of the effective date set forth in the Agreement.

4.4 Non-Transferability. Unless otherwise specified in the Agreement relating to an award, no award hereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, each award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except as permitted by the second preceding sentence, no award hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award hereunder, such award and all rights thereunder shall immediately become null and void.

4.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a Participant, in the amount necessary to satisfy any such obligation or (ii) the Participant may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a Participant, equal to the amount necessary to satisfy any such obligation, (D) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise of an option or through whom the Participant has sold the shares subject to an award, or (E) a combination of (A) and either (B) or (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.

4.6 Restrictions on Shares. Each award hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the Participant is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

4.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available for all awards under this Plan, the number and class of securities available for stock awards granted under this Plan, the maximum number and class of securities with respect to which awards may be granted during any calendar year to any person, and the number (including on its date of grant for purposes of determining exercisability pursuant to Section 2.2(b)) and class of securities subject to each outstanding award and the purchase price or base price per security, shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the Participant, in connection with the first exercise, vesting or settlement of such award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of (x) the Fair Market Value on the exercise date over (y) the exercise price or base price, if any, of such award.

4.8 Change in Control.

     (a)(1) Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control pursuant to Section (b)(3) or (4) below in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, (i) all outstanding options and SARs shall immediately become exercisable in full, (ii) the restriction period applicable to any outstanding restricted stock award or restricted stock unit award shall lapse, (iii) the performance period applicable to any outstanding award shall lapse, (iv) the performance measures applicable to any outstanding award shall be deemed to be satisfied at the target level or at any other level as determined by the Board (as constituted prior to such Change in Control) and (v) there shall be substituted for each share of Common Stock available under this Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of Common Stock shall be converted or for which it shall be exchanged pursuant to such Change in Control. In the event of any such substitution, the purchase price or base price per share of each option or SAR shall be appropriately adjusted by the Board, as constituted prior to such Change in Control (whose determination shall be final, binding and conclusive), such adjustments to be made without an increase in the aggregate purchase price or base price.

     (2) Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control pursuant to Section (b)(1) or (2) below, or in the event of a Change in Control pursuant to Section (b)(3) or (4) below in connection with which the holders of Common Stock receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Board, as constituted prior to such Change in Control, may in its discretion require (x) that each outstanding award be surrendered to the Company by the holder thereof and be immediately canceled by the Company, and that the Participant receive, within ten days of the occurrence of such Change in Control, a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to such award, multiplied by the excess, if any, of (A) the greater of (1) the highest per share price offered to shareholders of the Company in any transaction whereby the Change in Control takes place or (2) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control over (B) the purchase price or base price, if any, per share of Common Stock subject to the award or (y) that each outstanding award immediately become exercisable or vested in full and that shares of capital stock of the surviving corporation in such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock available under this Plan, whether or not then subject to an outstanding award. In the event of any substitution under subsection (y) hereof, the purchase price or base price per share of Common Stock subject to each option or SAR shall be appropriately adjusted by the Board, as constituted prior to such Change in Control (whose determination shall be final, binding and conclusive), such adjustments to be made without an increase in the aggregate purchase price or base price. The Company may, but is not required to, cooperate with any person who is subject to Section 16 of the Exchange Act to assure that any cash payment in accordance with the foregoing to such person is made in compliance with Section 16 and the rules and regulations thereunder.

     (b) “Change in Control” shall mean

     (1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act , of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of both (x) 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) and (y) combined voting power of the Outstanding Company Voting Securities equal to or in excess of the combined voting power of the Outstanding Company Voting Securities held by the Krasny Family (as hereinafter defined); excluding, however, the following: (A) any acquisition directly from the Company or any member of the Krasny Family (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company or from any member of the Krasny Family), (B) any acquisition by the Company , any member of the Krasny Family or any group that includes a member of the Krasny Family, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section 4.8(b) shall be satisfied, provided that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or any member of the Krasny Family) shall, by reason of an acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of both (x) 25% or more of the Outstanding Company Voting Securities and (y) combined voting power of the Outstanding Company Voting Securities equal to or in excess of the combined voting power of the Outstanding Company Voting Securities held by the Krasny Family, and such Person shall, after such acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

     (2) individuals who, as of the date of approval of this Plan by the shareholders of the Company, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date of approval of this Plan by the shareholders of the Company whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a person or group for the purpose of opposing a solicitation by any other person or group with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed a member of the Incumbent Board;

     (3) consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 50% of the combined voting power of the then outstanding securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Voting Securities) beneficially owns, directly or indirectly, both (x) 25% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (y) combined voting power of the then outstanding securities of such corporation equal to or in excess of the combined voting power of the then outstanding securities of such corporation held by the Krasny Family and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

     (4) consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or other disposition, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Company Voting Securities) beneficially owns, directly or indirectly, both (x) 25% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (y) combined voting power of the then outstanding securities thereof equal to or in excess of the combined voting power of the then outstanding securities thereof held by the Krasny Family and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

     (c) “Krasny Family” shall mean Michael P. Krasny, Janet Krasny, any descendant of Michael P. Krasny or Janet Krasny or the spouse of any such descendant (collectively, the “Krasny Family Group”), any trust, partnership or other entity for the benefit of any member of the Krasny Family Group, the estate of any member of the Krasny Family Group or any charitable organization established by any member of the Krasny Family Group.

4.9 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award granted hereunder shall confer upon any person any right to continued employment by the Company or any Affiliate or affect in any manner the right of the Company or any Affiliate to terminate the employment of any person at any time without liability hereunder.

4.10 Rights as Shareholder. No person shall have any rights as a shareholder of the Company with respect to any shares of Common Stock which are subject to an award hereunder until such person becomes a shareholder of record with respect to such shares of Common Stock.

4.11 Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such award.

     Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

     If a Participant fails to designate a beneficiary, or if all designated beneficiaries of such Participant predecease the Participant, then each outstanding option or SAR hereunder held by such Participant, to the extent exercisable, may be exercised by such Participant’s executor, administrator, legal representative or similar person.

4.12 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.13 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are subject to laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any of its Affiliates operates or has employees.

Exhibit B

CDW CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(As Amended through May 17, 2006)

     1. Purpose. The purpose of the CDW Corporation Employee Stock Purchase Plan (the “Plan”) is to provide employees of CDW Corporation, an Illinois corporation (the “Company”), and its Subsidiary Companies (as defined below) added incentive to remain employed by such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of common stock, par value $.01 per share, of the Company (“Common Stock”) at below-market prices. The Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of the Plan, the term “Subsidiary Companies” shall mean all corporations which are subsidiary corporations (within the meaning of Section 424(f) of the Code) and of which the Company is the common parent. The Company and its Subsidiary Companies that, from time to time, adopt the Plan are sometimes hereinafter called collectively the “Participating Companies.”

     2. Eligibility. Participation in the Plan shall be open to each employee of the Participating Companies who has been continuously employed by the Participating Companies for at least 90 consecutive days (an “Eligible Employee”).

     No right to purchase Common Stock hereunder shall accrue under the Plan in favor of any person who is not an Eligible Employee as of the first day of a Purchase Period (as defined in Section 3). For purposes of the Plan, the term “employee” shall not include any individual who performs services for any of the Participating Companies, pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Participating Company as other than a common law employee of the Participating Company, regardless of whether such individual is at any time determined to be a common law employee of the Participating Company.

     Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase Common Stock hereunder if (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under section 424(d) of the Code), or (ii) for any calendar year such right would permit such employee’s aggregate rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Companies exercisable during such calendar year to accrue at a rate which exceeds $25,000 of fair market value of such stock for such calendar year.

     Further notwithstanding anything contained in the Plan to the contrary, the maximum number of shares that may be bought by any Eligible Employee during any Purchase Period shall not exceed 325, subject to adjustment in the same manner described in Section 12, in the case of the occurrence of any of the events described in Section 12.

     3. Effective Date of Plan; Purchase Periods. The Plan shall become effective on July 1, 2002 or on such later date as may be specified by the Committee (as defined in Section 11). The Plan shall cease to be effective unless, within 12 months before or after the date of its adoption by the Board of Directors of the Company (the “Board”), it has been approved by the shareholders of the Company.

     The first “Purchase Period” shall be the period beginning on the effective date of the Plan and ending on the last day of the calendar quarter in which the effective date occurs and shall be followed thereafter by successive three-month Purchase Periods which shall begin on the first day of the following calendar quarter and end on the last day of such calendar quarter.

     4. Basis of Participation. (a) Payroll Deduction. Subject to compliance with applicable rules prescribed by the Committee, each Eligible Employee shall be entitled to enroll in the Plan as of the first day of any Purchase Period which begins on or after such employee has become an Eligible Employee.

     To enroll in the Plan, an Eligible Employee shall make a request to the Company or its designated agent at the time and in the manner specified by the Committee, specifying the amount of payroll deduction to be applied to the compensation paid to the employee by the employee’s employer while the employee is a participant in the Plan. The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage of a participant’s compensation, unless otherwise determined by the Committee to be a whole dollar amount, in either case not to exceed 15%, or such lesser percentage as may be determined by the Committee, of the participant’s compensation (before withholding or other deductions) paid to him or her during the Purchase Period by any of the Participating Companies. Subject to compliance with applicable rules prescribed by the Committee, the request shall become effective on the first day of the Purchase Period following the day the Company or its designated agent receives such request.

     Payroll deductions (and any other amount paid under the Plan) shall be made for each participant in accordance with such participant’s request until such participant’s participation in the Plan terminates, such participant’s payroll deductions are suspended, such participant’s request is revised or the Plan terminates, all as hereinafter provided.

     A participant may change the amount of his or her payroll deduction effective as of the first day of any Purchase Period by so directing the Company or its designated agent at the time and in the manner specified by the Committee. A participant may not change the amount of his or her payroll deduction effective as of any date other than the first day of a Purchase Period, except that a participant may elect to suspend his or her payroll deduction under the Plan as provided in Section 7.

     Payroll deductions for each participant shall be credited to a purchase account established on behalf of the participant on the books of the participant’s employer or such employer’s designated agent (a “Purchase Account”). At the end of each Purchase Period, the amount in each participant’s Purchase Account will be applied to the purchase of the number of whole shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section 5) for such Purchase Period. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant.

     (b) Other Methods of Participation. The Committee may, in its discretion, establish additional procedures whereby Eligible Employees may participate in the Plan by means other than payroll deduction, including, but not limited to, delivery of funds by participants in a lump sum or automatic charges to participants’ bank accounts. Such other methods of participating shall be subject to such rules and conditions as the Committee may establish. The Committee may at any time amend, suspend or terminate any participation procedures established pursuant to this paragraph without prior notice to any participant or Eligible Employee.

     5. Purchase Price. The purchase price (the “Purchase Price”) per share of Common Stock hereunder for any Purchase Period (as defined in Section 3) shall be 95% of the fair market value of a share of Common Stock on the last day of such Purchase Period. If such sum results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent. For purposes of the Plan, the fair market value of a share of Common Stock on a given day shall be the closing transaction price of a share of Common Stock as reported on The NASDAQ Stock Market on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported. In no event, however, shall the Purchase Price be less than the par value of a share of Common Stock.

     6. Issuance of Stock. The Common Stock purchased by each participant shall be posted to such participant’s Purchase Account as soon as practicable after, and credited to such participant’s Purchase Account as of, the last day of each Purchase Period. Except as provided in Section 7 and Section 8, a participant will be issued his or her shares when his or her participation in the Plan is terminated, the Plan is terminated or upon request, but, in the last case, only in denominations of at least 25 shares.

     After the close of each Purchase Period, information will be made available to each participant regarding the entries made to such participant’s Purchase Account, the number of shares of Common Stock purchased and the applicable Purchase Price. In the event that the maximum number of shares of Common Stock are purchased by the participant for the Purchase Period and cash remains credited to the participant’s

Purchase Account, such cash shall be delivered as soon as practicable to such participant. For purposes of the preceding sentence, the maximum number of shares of Common Stock that may be purchased by a participant for a Purchase Period shall be determined under Section 2.

     The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Company, and the Committee may use electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.

     7. Termination of Participation. (a) Suspension of Payroll Deductions. A participant may elect at the time and in the manner specified by the Committee to suspend his or her participation in the Plan, provided such election is received by the Company or its designated agent prior to the date specified by the Committee for suspension of participation with respect to the Purchase Period for which such suspension is to be effective. Upon any suspension of participation, the participant’s payroll deductions shall cease, and if the participant elects, the cash credited to such participant’s Purchase Account on the date of such suspension shall be delivered as soon as practicable to such participant. If the participant does not elect to receive such cash, such cash shall be applied to the purchase of shares of Common Stock, as described in Sections 4, 5 and 6 hereof. A participant who elects to suspend participation in the Plan shall be permitted to resume participation in the Plan by making a new request to participate at the time and in the manner described in Section 4 hereof.

     (b) Termination of Participation. If the participant dies, terminates employment with the Participating Companies for any reason, or otherwise ceases to be an Eligible Employee, such participant’s participation in the Plan shall immediately terminate. Upon such terminating event, the cash credited to such participant’s Purchase Account on the date of such termination shall be delivered as soon as practicable to such participant or his or her legal representative, as the case may be, and certificates for the number of full shares of Common Stock held, for his or her benefit and the cash equivalent for any fractional share so held, shall be delivered to the participant or his or her legal representative, as the case may be, as soon as practicable after such termination. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a share of Common Stock on the day immediately preceding such election to receive such shares determined as provided in Section 5.

     8. Termination or Amendment of the Plan. The Company, by action of the Board, may terminate the Plan at any time, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

     Without any action being required, the Plan shall terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 12) has been purchased. Such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board or Committee may determine an equitable basis of apportioning available shares of Common Stock among all participants.

     The Committee may amend the Plan from time to time in any respect for any reason; provided, however, no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan with respect to the Purchase Period in which such amendment is to be effected, (b) increase the maximum number of shares of Common Stock which may be purchased under the Plan, (c) decrease the Purchase Price of a share of Common Stock for any Purchase Period below the lesser of 85% of the fair market value thereof on the first day of such Purchase Period and 85% of such fair market value on the last day of such Purchase Period or (d) adversely affect the qualification of the Plan under section 423 of the Code.

     Upon termination of the Plan, one or more certificates for the number of full shares of Common Stock held for each participant’s benefit and the cash equivalent of any fractional share so held, determined as provided in Section 7 shall be delivered to such participant as soon as practicable after the Plan terminates, and, except as otherwise provided in Section 14, the cash, if any, credited to the such participant’s Purchase Account, shall also be distributed to such participant as soon as practicable after the Plan terminates.

     9. Non-Transferability. Rights acquired under the Plan are not transferable and may be exercised only by a participant.

     10. Shareholder’s Rights. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until he or she shall acquire a share of Common Stock as herein provided.

     11. Administration of the Plan. The Plan shall be administered by a committee (the “Committee”) designated by the Board. In addition to the power to amend the Plan pursuant to Section 8, the Committee shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any participant and any other employee of the Company.

     The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by section 423(b)(5) of the Code.

     12. Maximum Number of Shares. Effective May 17, 2006, the maximum number of shares of Common Stock which may be purchased under the Plan is 640,000, subject to adjustment as hereinafter set forth. Shares of Common Stock sold hereunder may be treasury shares, authorized and unissued shares, shares purchased in the open market (on an exchange or in negotiated transactions) or any combination thereof. If the Company shall, at any time after the effective date of the Plan, change its issued Common Stock into an increased number of shares, with or without par value, through a stock dividend or a stock split, or into a decreased number of shares, with or without par value, through a combination of shares, then, effective with the record date for such change, the maximum number of shares of Common Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan proportionately increased, in case of such stock dividend or stock split, or proportionately decreased in case of such combination of shares.

     13. Miscellaneous. Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Employee or participant shall be transmitted or delivered to the Company or its designated agent and, subject to any limitations specified in the Plan, shall be effective when so delivered and (ii) any request, notice or other communication from the Company or its designated agent that is transmitted or delivered to Eligible Employees or participants shall be effective when so transmitted or delivered. The Plan, and the Company’s obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

     14. Change in Control. In the event of any Change in Control of the Company, as defined below, the then current Purchase Period shall thereupon end, the Committee, in its sole discretion, shall either direct that the cash credited to all participants’ Purchase Accounts be applied to purchase shares pursuant to Sections 4, 5 and 6 or that such cash be returned to participants and the Plan shall immediately thereafter terminate. For purposes of this Section 14, “Change in Control” shall have the same meaning as the definition of “Change in Control” set forth in the CDW 2000 Incentive Stock Option Plan, as amended from time to time, or any successor plan thereto.

ATTN: ROBERT J. WELYKI
200 NORTH MILWAUKEE AVENUE
VERNON HILLS, IL 60061

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CDW Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CDW Corporation c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CDWCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CDW CORPORATION

DIRECTORS
Directors recommend: A vote for election of the following nominees:							To withhold authority to vote, mark “For All Except” to the left and write the number of the nominee(s) on the line below for whom you withhold.
				For All ☐	Withhold All ☐	For All Except ☐
1 –	01-Michelle L. Collins 03-John A. Edwardson 05-Thomas J. Hansen 07-Stephan A. James 09-Terry L. Lengfelder 11-Brian E. Williams	02-Casey G. Cowell 04-Daniel S. Goldin 06-Donald P. Jacobs 08-Michael P. Krasny 10-Susan D. Wellington

PROPOSALS							For	Against	Abstain

Directors recommend: A vote for the following proposals:

2 –	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as CDW’s independent registered public accounting firm for 2006.						☐	☐	☐

3 –	Approval of the CDW 2006 Stock Incentive Plan						☐	☐	☐

4 –	Approval of an amendment to the CDW Employee Stock Purchase Plan						☐	☐	☐

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, or any adjournment thereof, the person(s) named on the reverse side of this Proxy will vote in their discretion.

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX] (Joint Owners)	Date

CDW CORPORATION

Annual Meeting of Shareholders – May 17, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of CDW Corporation, an Illinois corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 7, 2006, and hereby appoint(s) Barbara A. Klein and Christine A. Leahy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Shareholders of CDW Corporation to be held on May 17, 2006 at 5:00 p.m., local time, at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)